     As filed with the Securities and Exchange Commission on August 23, 2005

                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              GLACIER BANCORP, INC.
             (Exact name of registrant as specified in its charter)

            MONTANA                              6022                              81-0579541
(State or other jurisdiction of      (Primary standard industrial     (I.R.S. employer identification no.)
incorporation or organization)       classification code number)

            49 COMMONS LOOP, KALISPELL, MONTANA 59901 (406) 756-4200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               MICHAEL J. BLODNICK
                      President and Chief Executive Officer
                                 49 Commons Loop
                            Kalispell, Montana 59901
                                 (406) 756-4200
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------
                          Copies of communications to:

KIMBERLY F. STEPHAN, ESQ.                                  ROBERT FLETCHER, ESQ.
Graham & Dunn PC                                      Thompson Falls Holding Co.
Pier 70                                                            107 S. Fulton
2910 Alaskan Way, Suite 300                                        P.O. Box 3500
Seattle, Washington 98121-1128                     Thompson Falls, Montana 59873
(206) 340-9615                                                    (406) 827-9227

                                   -----------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

      The date of mailing of the enclosed proxy statement/prospectus to shareholders of Thompson Falls Holding Company.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

   Title of Each                         Proposed Maximum    Proposed Maximum      Amount of
Class of Securities    Amount Being       Offering Price        Aggregate        Registration
 Being Registered      Registered(1)        Per Share        Offering Price(2)      Fee(2)
-------------------    -------------     ----------------    -----------------   ------------
Common Stock,
  $0.01 Par Value          734,580            N/A              $12,236,000         $1,440.18

(1) Represents the number of shares of common stock, $0.01 par value per share, to be issuable by Glacier Bancorp, Inc ("Glacier") upon consummation of the acquisition by Glacier of Thompson Falls Holding Co.

(2) Calculated in accordance with Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price of $12,236,000 is computed by subtracting $2,100,000 (the cash to be paid by Glacier) from the product of (A) $2,048, the per-share book value of the Thompson Falls Holding Co. common stock on June 30, 2005, times (B) 7,000 (the number of shares of Thompson Falls Holding Co. common stock to be exchanged in the transaction with Glacier).

                                   -----------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

PROXY STATEMENT                                                    PROSPECTUS OF
OF THOMPSON FALLS HOLDING COMPANY                          GLACIER BANCORP, INC.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Thompson Falls Holding Company Shareholders:

      The boards of directors of Thompson Falls Holding Company and Glacier Bancorp, Inc. ("Glacier") have agreed on a merger of Thompson Falls Holding Company into Glacier. When the merger occurs, First State Bank, the subsidiary of Thompson Falls Holding Company, will merge with and into First Security Bank of Missoula, a subsidiary bank of Glacier.

      If we complete the merger, you will be entitled to elect to receive, in consideration for your Thompson Falls Holding Company shares, a combination of cash and shares of Glacier common stock. Under the merger agreement, Glacier will pay $2.1 million of the total merger consideration in cash and will issue 734,580 shares of Glacier common stock. Each outstanding share of Thompson Falls Holding Company will be exchanged for either $3,000 in cash or 116.60 shares of Glacier common stock. Based on the closing price for Glacier common stock as of September __, 2005, the value of the per share stock consideration is $_______. A chart setting forth the specific consideration to be received by each shareholder of Thompson Falls Holding Company is included in the attached proxy statement/prospectus under the heading "The Merger - Merger Consideration."

      After completion of the merger, Thompson Falls Holding Company shareholders will own approximately 2% of Glacier's outstanding common stock.

      Your board of directors believes that the terms of the merger are fair and in the best interest of Thompson Falls Holding Company and its shareholders. In reaching this decision, the board considered numerous factors as described in the attached proxy statement/prospectus. Glacier and First Security Bank of Missoula intend to continue operating the former First State Bank branches under the name "First State Bank."

      THE MERGER CANNOT BE COMPLETED UNLESS YOU APPROVE IT. Approval requires the affirmative vote of at least two-thirds of the shares entitled to be cast at a special meeting of Thompson Falls Holding Company shareholders called to consider the merger. We will hold a special shareholders' meeting to vote on the merger proposal. THE THOMPSON FALLS HOLDING COMPANY SPECIAL SHAREHOLDERS' MEETING WILL BE HELD ON OCTOBER 13, 2005, AT 4:00 P.M. LOCAL TIME, AT THE BANK'S MAIN OFFICE, LOCATED AT 107 S. FULTON, THOMPSON FALLS, MONTANA 59873. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed form of proxy.

      On behalf of the Thompson Falls Holding Company board of directors, I recommend that you vote FOR approval of the merger.

                                 Robert T. ("Skip") Baxter
                                 President and Chief Executive Officer

NONE OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED BY GLACIER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF GLACIER COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. SUCH SHARES ARE NOT GUARANTEED BY GLACIER OR THOMPSON FALLS HOLDING COMPANY AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                        --------------------------------

This proxy statement/prospectus is dated September ___, 2005, and is first being mailed to Thompson Falls Holding Company shareholders on September ___, 2005.

                         THOMPSON FALLS HOLDING COMPANY
                                  107 S. FULTON
                                  P.O. BOX 3500
                          THOMPSON FALLS, MONTANA 59873

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 13, 2005

TO THE SHAREHOLDERS OF THOMPSON FALLS HOLDING COMPANY

      A special meeting of shareholders of Thompson Falls Holding Company will be held on October 13, 2005, at 4:00 p.m. local time, at the Bank's main office, located at 107 S. Fulton, Thompson Falls, Montana 59873. The special meeting is for the following purposes:

1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of July 14, 2005, among Glacier Bancorp, Inc., First Security Bank of Missoula, Thompson Falls Holding Company and First State Bank, under the terms of which Thompson Falls Holding Company will merge with and into Glacier, as more fully described in the accompanying proxy statement/prospectus. The merger agreement is attached as APPENDIX A to the proxy statement/prospectus that accompanies this notice.

2. OTHER MATTERS. If necessary, to consider and act upon a proposal to adjourn the meeting to permit us to solicit additional proxies in the event that we do not have sufficient votes to approve the merger as of the date of the meeting.

      Holders of record of Thompson Falls Holding Company common stock at the close of business on September 16, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of it. The affirmative vote of the holders of at least two-thirds of the shares entitled to be cast at the Thompson Falls Holding Company special meeting is required for approval of the merger agreement. As of September ____, 2005, there were 7,000 shares of Thompson Falls Holding Company common stock outstanding and entitled to vote at the special meeting.

      Thompson Falls Holding Company shareholders have the right to dissent from the merger and obtain payment of the fair value of their Thompson Falls Holding Company shares under the applicable provisions of Montana law. A copy of the applicable statutes regarding dissenters' rights is attached as APPENDIX B to the accompanying proxy statement/prospectus. For details of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger--Dissenters' Rights of Appraisal."

      YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy using the enclosed envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting. If you do not vote your shares, it will have the same effect as voting against the merger.

      THE BOARD OF DIRECTORS OF THOMPSON FALLS HOLDING COMPANY HAS DETERMINED THAT THE PLAN AND AGREEMENT OF MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THOMPSON FALLS HOLDING COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                       By Order of the Board of Directors,

                                       Jeneese Baxter, Secretary

Thompson Falls, Montana
September ___, 2005

                      REFERENCES TO ADDITIONAL INFORMATION

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GLACIER FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT.

      You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Glacier at the following address:

                              Glacier Bancorp, Inc.
                                 49 Commons Loop
                            Kalispell, Montana 59901
                  ATTN: James H. Strosahl, Corporate Secretary
                            Telephone: (406) 751-4702

      You will not be charged for the documents that you request. If you would like to request documents, please do so by _____________, 2005 in order to receive them before the Thompson Falls Holding Company special shareholders' meeting.

      See "Where You Can Find More Information About Glacier."

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER............................................         1

SUMMARY.............................................................................................         4

RISK FACTORS........................................................................................         9

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................        10

SELECTED HISTORICAL FINANCIAL AND PER SHARE DATA OF GLACIER.........................................        12

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA.......................................................        14

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION....................................................        15

THOMPSON FALLS HOLDING COMPANY SPECIAL SHAREHOLDERS' MEETING........................................        16

BACKGROUND OF AND REASONS FOR THE MERGER............................................................        17

THE MERGER..........................................................................................        19

INFORMATION CONCERNING THOMPSON FALLS HOLDING COMPANY...............................................        33

DESCRIPTION OF GLACIER'S CAPITAL STOCK..............................................................        36

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GLACIER AND THOMPSON FALLS HOLDING COMPANY COMMON STOCK..        36

CERTAIN LEGAL MATTERS...............................................................................        40

EXPERTS.............................................................................................        41

WHERE YOU CAN FIND MORE INFORMATION ABOUT GLACIER...................................................        41

Appendix A - Plan and Agreement of Merger
Appendix B - Montana Statutes Regarding Dissenter's Rights

            QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS?

      This document serves as both a proxy statement of Thompson Falls Holding Company and a prospectus of Glacier. As a proxy statement, it is being provided to you by Thompson Falls Holding Company because the board of directors of Thompson Falls Holding Company is soliciting your proxy to vote to approve the proposed merger of Thompson Falls Holding Company with and into Glacier. As a prospectus, it is being provided to you by Glacier because Glacier is offering you shares of its common stock as partial consideration for your Thompson Falls Holding Company shares.

WHAT WILL THOMPSON FALLS HOLDING COMPANY SHAREHOLDERS RECEIVE IN THE MERGER?

      Under the merger agreement, Glacier will pay cash and issue shares of its common stock in exchange for all outstanding shares of Thompson Falls Holding Company common stock. The merger agreement provides that the total consideration will be $2.1 million in cash and 734,580 shares of Glacier common stock. Each outstanding share of Thompson Falls Holding Company will be exchanged for either $3,000 in cash or 116.60 shares of Glacier common stock. Based on the closing price for Glacier common stock as of September ____, 2005, the value of the per share stock consideration is $_______. A chart setting forth the specific consideration to be received by each shareholder of Thompson Falls Holding Company is included in the attached proxy statement/prospectus under the heading "The Merger - Merger Consideration."

WHEN SHOULD I SEND IN MY STOCK CERTIFICATES?

      In addition to the proxy card, a letter of transmittal is enclosed - PLEASE COMPLETE AND RETURN THE LETTER OF TRANSMITTAL AT THIS TIME, EVEN IF YOUR CERTIFICATES ARE HELD IN SAFEKEEPING WITH FIRST STATE BANK. If you or a custodian holds your stock certificate(s), please include your certificate(s), as well. You should send the proxy card, the letter of transmittal and your stock certificates in the enclosed envelope. In the alternative, you may deliver your stock certificates directly to the main office of First State Bank, located at 107 S. Fulton Street, Thompson Falls, Montana.

WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

      Thompson Falls Holding Company will hold a special meeting of its shareholders on October 13, 2005, at 4:00 p.m., at the Bank's main office, located at 107 S. Fulton, Thompson Falls, Montana 59873.

HOW DO I VOTE?

      To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

WHY IS MY VOTE IMPORTANT?

      If you fail to vote, that will have the same effect as voting against approval of the merger agreement. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the shares of Thompson Falls Holding Company common stock outstanding and entitled to vote a the special meeting. Robert T. ("Skip") Baxter, Robert Fletcher, and their affiliates beneficially own and have the right to vote 5,680 shares, representing 81.1% of the shares entitled to be voted at the meeting, and they have each agreed to vote for the merger.

WHAT HAPPENS IF I RETURN MY PROXY BUT DO NOT INDICATE HOW TO VOTE MY SHARES?

      If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted "FOR" approval of the merger agreement.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

      Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your own name, you may change your vote as follows:

      - You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

      -     You may complete and submit a later-dated proxy card; or

      -     You may attend the meeting and vote in person.

      If you choose either the first or second method above, you must submit your notice of revocation or your new proxy card to Thompson Falls Holding Company's secretary prior to the special meeting.

WHO MAY VOTE AT THE MEETING?

      The board of directors of Thompson Falls Holding Company has set September 16, 2005, as the record date for the meeting. If you were the owner of Thompson Falls Holding Company common stock at the close of business on September 16, 2005, you may vote at the meeting.

WHEN WILL THE MERGER OCCUR?

      We presently expect to complete the merger during the fourth quarter of 2005. The merger will occur after approval of the shareholders of Thompson Falls Holding Company is obtained and the other conditions to the merger are satisfied or waived. The parties are working toward completing the merger as quickly as possible.

HOW SOON AFTER THE MERGER IS COMPLETED CAN I EXPECT TO RECEIVE MY CASH OR GLACIER COMMON STOCK?

      Glacier will work with its exchange agent to distribute consideration payable in the merger as promptly as practicable following the completion of the merger.

WHAT DO I NEED TO DO NOW?

      We encourage you to read this proxy statement/prospectus in its entirety. Important information is presented in greater detail elsewhere in this document and documents governing the merger are attached as appendices to this proxy statement/prospectus. In addition, much of the business and financial information about Glacier that may be important to you is incorporated by reference into this document from documents separately filed by Glacier with the Securities and Exchange Commission ("SEC"). This means that important disclosure obligations to you are satisfied by referring you to one or more documents separately filed with the SEC.

      Following review of this proxy statement/prospectus, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND LETTER OF TRANSMITTAL AND RETURN THEM, AS WELL AS YOUR STOCK CERTIFICATES, IN THE ENCLOSED ENVELOPE as soon as possible so that your shares can be voted at Thompson Falls Holding Company's special meeting of shareholders.

WHAT IF I CHOOSE NOT TO READ THE INCORPORATED DOCUMENTS?

      Information contained in a document that is incorporated by reference is part of this proxy statement/prospectus, unless it is superseded by information contained directly in this proxy statement/prospectus or in documents filed with the SEC after the date of this proxy statement/prospectus. Information that is incorporated from another document is considered to have been disclosed to you WHETHER OR NOT YOU CHOOSE TO READ THE DOCUMENT.

WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

      We expect that for United States federal income tax purposes, the shares of Thompson Falls Holding Company common stock exchanged for shares of Glacier common stock generally will not cause you to recognize any taxable gain or loss. For the shares of Thompson Falls Holding Company stock exchanged for cash in the merger, you will recognize any gain or loss realized on the disposition of your Thompson Falls Holding Company shares. We urge you to consult your tax adviser to fully understand the tax consequences of the merger to you. Tax matters are very complicated and in many cases tax consequences of the merger will depend on your particular facts and circumstances.

WHAT RISKS SHOULD I CONSIDER?

      You should review carefully our discussion of "Risk Factors." You should also review the factors considered by the Thompson Falls Holding Company board of directors in approving the merger agreement. See "The Merger - Background of the Merger" and "Reasons for the Merger - Thompson Falls Holding Company."

WHO CAN HELP ANSWER MY QUESTIONS?

      If you have questions about the merger, the meeting, or your proxy, or if you need additional copies of this document or a proxy card, you should contact:

  Robert T. ("Skip") Baxter, President and CEO
  Thompson Falls Holding Company
  107 S. Fulton
  P.O. Box 3500
  Thompson Falls, Montana 59873
  (406) 827-9222
  e-mail: rbaxter@fsbtf.com

      This proxy statement/prospectus does not cover any resale of the securities to be received by shareholders of Thompson Falls Holding Company upon consummation of the proposed merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER ____, 2005.

                                     SUMMARY

      This summary, together with the preceding section entitled "Questions and Answers about this Document and the Merger," highlights selected information about this proxy statement/prospectus. We urge you to read carefully the entire proxy statement/prospectus and any other documents to which we refer to fully understand the merger. The Plan and Agreement of Merger is attached as APPENDIX A to this proxy statement/prospectus. Each item in the summary refers to the page in this proxy statement/prospectus where that subject is discussed in more detail.

INFORMATION ABOUT GLACIER AND THOMPSON FALLS HOLDING COMPANY

      GLACIER BANCORP, INC.
      49 Commons Loop
      Kalispell, Montana 59901
      (406) 756-4200

      Glacier, headquartered in Kalispell, Montana, is a Montana corporation, initially incorporated in Delaware in 1990. Glacier is a regional multi-bank holding company providing commercial banking services in banking offices throughout Montana, Idaho, Utah, Washington and Wyoming. Glacier offers a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. Glacier serves individuals, small to medium-sized businesses, community organizations and public entities.

      Glacier is the parent holding company of nine wholly owned subsidiary commercial banks: Glacier Bank, First Security Bank of Missoula, Western Security Bank, Big Sky Western Bank, Valley Bank of Helena, Glacier Bank of Whitefish, all in Montana; Mountain West Bank, headquartered in Idaho with offices in Utah and Washington; and its most recent acquisitions, First National Bank--West, headquartered in Evanston, Wyoming, and Citizens Community Bank, headquartered in Pocatello, Idaho.

      As of June 30, 2005, Glacier had total assets of approximately $3.5 billion, total net loans receivable and loans held for sale of approximately $2.1 billion, total deposits of approximately $2.2 billion and approximately $297.8 million in shareholders' equity. Glacier common stock trades on the Nasdaq National Market under the symbol "GBCI."

      Financial and other information regarding Glacier is set forth in Glacier's annual report on Form 10-K for the year ending December 31, 2004, and the quarterly reports on Form 10-Q for the quarters ending March 31 and June 30, 2005. Information regarding Glacier's executive officers and directors, as well as additional information, including executive compensation, certain relationships and related transactions, is set forth or incorporated by reference in Glacier's annual report on Form 10-K for the year ending December 31, 2004 and Glacier's proxy statement for its 2005 annual meeting of shareholders, and the Forms 8-K filed by Glacier and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information About Glacier."

      First Security Bank of Missoula, a wholly owned subsidiary of Glacier, was incorporated on December 26, 1972. First Security Bank was acquired by Glacier in 1996. First Security Bank is a Montana state-chartered commercial bank. First Security Bank is regulated by the Montana Department of Banking and is member of the Federal Reserve Bank. Therefore, its primary federal regulator is the Federal Reserve Bank. The deposits held by First Security Bank are insured by the Federal Deposit Insurance Corporation. First Security Bank offers full-service community banking through nine banking locations serving Missoula and Ravalli Counties in Montana. First Security Bank has its main office in Missoula, Montana and branches located in Missoula and Hamilton, Montana.

      THOMPSON FALLS HOLDING COMPANY
      107 S. Fulton
      Thompson Falls, Montana 59873
      (406) 827-7000

      Thompson Falls Holding Company is headquartered in Thompson Falls, Montana and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Thompson Falls Holding Company was incorporated under the laws of the State of Montana on October 17, 1986 for the purpose of acquiring all of the outstanding common stock of First State Bank from Bank of Montana System. Thereafter, First State Bank became a wholly owned subsidiary of Thompson Falls Holding Company. At June 30, 2005, Thompson Falls Holding Company had total consolidated assets of approximately $158 million, net loans of approximately $117 million, deposits of approximately $121 million, and approximately $14.3 million in shareholders' equity. At June 30, 2005, Thompson Falls Holding Company had 12 shareholders of record owning 7,000 shares of its common stock.

      First State Bank, a wholly owned subsidiary of Thompson Falls Holding Company, was incorporated on October 24, 1906. First State Bank is a Montana state-chartered commercial bank. First State Bank is regulated by the Montana Department of Finance and by the Federal Deposit Insurance Corporation, its primary federal regulator and the insurer of its deposits. First State Bank offers full-service community banking through three banking locations serving Sanders and Beaverhead Counties in Montana. First State Bank has its main office in Thompson Falls, Montana and one branch located in each of Plains and Dillon, Montana. First State Bank has entered into a definitive agreement with Stockman Bank of Montana to sell the Dillon branch. It is anticipated that the sale of the Dillon branch will be finalized before consummation of the merger between Thompson Falls Holding Company and Glacier.

      First State Bank is a full service bank offering a wide variety of banking services targeted at all sectors of its community. First State Bank offers customary types of demand, savings, time, and individual retirement accounts, installment, commercial and real estate loans, personal and commercial lines of credit, safe deposit, night depository services, automatic teller machine services, cashiers checks, money orders, travelers checks, wire transfers and various other services that may be tailored to fit the needs of a diverse customer base. First State Bank does not have a trust department.

THOMPSON FALLS HOLDING COMPANY WILL MERGE INTO GLACIER

      The merger agreement provides for the merger of Thompson Falls Holding Company with and into Glacier, with Glacier as the surviving company. First State Bank, which is now the subsidiary of Thompson Falls Holding Company, will merge with and into Glacier's subsidiary, First Security Bank of Missoula. In the merger, your shares of Thompson Falls Holding Company common stock will be exchanged for a combination of cash and shares of Glacier common stock. After the merger, you will no longer own shares of Thompson Falls Holding Company.

      The merger agreement is attached as APPENDIX A to this document. We encourage you to read the merger agreement in its entirety.

THOMPSON FALLS HOLDING COMPANY SPECIAL MEETING

      The special meeting of shareholders of Thompson Falls Holding Company will be held at the Bank's main office, located at 107 S. Fulton, Thompson Falls, Montana 59873, on October 13, 2005 at 4:00 p.m., local time. At the meeting you will be asked to consider and vote upon a proposal to approve the merger agreement and consider and act upon such other matters as may properly come before the meeting or any adjournment of the meeting.

      You will be entitled to vote at the Thompson Falls Holding Company special meeting if you owned Thompson Falls Holding Company common stock at the close of business on September 16, 2005. As of that date there were 7,000 shares of Thompson Falls Holding Company common stock entitled to be voted at the special meeting.

APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE SHARES OF THOMPSON FALLS HOLDING COMPANY COMMON STOCK THAT ARE OUTSTANDING AND ENTITLED TO VOTE

      In order to approve the merger agreement, at least two-thirds of the outstanding shares of Thompson Falls Holding Company common stock outstanding and entitled to vote as of the record date must be voted at the special meeting in favor of approval. Glacier's shareholders do not have to vote on the transaction.

      As of the record date for the meeting, Robert T. ("Skip") Baxter, Robert Fletcher, and their affiliates beneficially own and have the right to vote 5,680 shares of Thompson Falls Holding Company common stock, representing 81.1% of the shares entitled to be voted at the meeting, and they have each agreed to vote for the merger.

WHAT THOMPSON FALLS HOLDING COMPANY SHAREHOLDERS WILL RECEIVE IN THE MERGER

      Under the merger agreement, Glacier will pay cash and issue shares of its common stock in exchange for all outstanding shares of Thompson Falls Holding Company common stock. The merger agreement provides that the total consideration will be $2.1 million in cash and 734,580 shares of Glacier common stock. Each outstanding share of Thompson Falls Holding Company will be exchanged for either $3,000 in cash or 116.60 shares of Glacier common stock. Based on the closing price for Glacier common stock as of September ____, 2005, the value of the per share stock consideration is $_______. A chart setting forth the specific consideration to be received by each shareholder of Thompson Falls Holding Company is included under the heading "The Merger - Merger Consideration."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Neither Thompson Falls Holding Company nor Glacier is required to complete the merger unless each of them receive a legal opinion of Glacier's counsel that the merger will be treated as a "reorganization" for federal income tax purposes. Assuming such opinion is received, we expect that for United States federal income tax purposes, Thompson Falls Holding Company shareholders generally will not recognize any gain or loss on the conversion of shares of Thompson Falls Holding Company common stock into shares of Glacier common stock (although the receipt of any cash will be a taxable event). This tax treatment may not apply to some Thompson Falls Holding Company shareholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

THE THOMPSON FALLS HOLDING COMPANY BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER

      The Thompson Falls Holding Company board of directors believes that the merger is in the best interests of the Thompson Falls Holding Company shareholders and has unanimously approved the merger agreement. The Thompson Falls Holding Company board of directors recommends that Thompson Falls Holding Company shareholders vote "FOR" approval of the merger agreement.

THOMPSON FALLS HOLDING COMPANY OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS

      Certain members of Thompson Falls Holding Company management have interests in the merger that are different from, or in addition to, their interests as Thompson Falls Holding Company shareholders. These interests arise out of provisions in the merger agreement relating to indemnification and, in the cases of Robert T. ("Skip") Baxter and Robert Fletcher, consulting arrangements that will take effect upon consummation of the merger. See "The Merger--Interests of Certain Persons in the Merger."

      The Thompson Falls Holding Company board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

THE MERGER IS EXPECTED TO OCCUR IN THE FOURTH QUARTER OF 2005

      We anticipate that the merger will occur in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur.

COMPLETION OF THE MERGER IS SUBJECT TO SATISFACTION OR WAIVER OF CERTAIN CONDITIONS

      Completion of the merger is subject to the satisfaction or waiver of certain conditions including, among others:

      - approval of the merger agreement by shareholders holding at least two-thirds of the outstanding shares of Thompson Falls Holding Company common stock that are outstanding and entitled to vote;

      -     approval of the merger by federal and state regulatory authorities;

      - accuracy of the other party's representations in the merger agreement; and

      - compliance by the other party with all material terms, covenants and conditions of the merger agreement.

      The merger agreement provides that either Glacier or Thompson Falls Holding Company may terminate the merger either before or after the Thompson Falls Holding Company special meeting, under certain circumstances. See "The Merger - Amendment or Termination of the Merger Agreement."

WE MAY NOT COMPLETE THE MERGER WITHOUT ALL REQUIRED REGULATORY APPROVALS

      The merger must be approved by the Federal Reserve Bank and the Montana banking regulators. We have filed applications with these regulatory bodies seeking such approval. We expect to obtain all such regulatory approvals, although we cannot be certain if or when we will obtain them.

EITHER THOMPSON FALLS HOLDING COMPANY OR GLACIER, AS THE CASE MAY BE, MUST PAY A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES

      The merger agreement provides that Thompson Falls Holding Company must pay Glacier a termination fee of $150,000 if Glacier terminates the merger agreement due to a breach by Thompson Falls Holding Company of its representations or covenants, or if the Thompson Falls Holding Company board of directors does not recommend approval of the merger to Thompson Falls Holding Company shareholders.

      The merger agreement also provides that Glacier must pay Thompson Falls Holding Company a termination fee of $150,000 if Thompson Falls Holding Company terminates the merger agreement due to a breach by Glacier of its representations or covenants. See "The Merger Agreement - Termination Fees."

THOMPSON FALLS HOLDING COMPANY SHAREHOLDERS WILL HAVE DIFFERENT RIGHTS AFTER THE MERGER

      The rights of Thompson Falls Holding Company shareholders are governed by Montana law, as well as Thompson Falls Holding Company's articles of incorporation and bylaws. After completion of the merger, however, the rights of the former Thompson Falls Holding Company shareholders receiving Glacier common stock in the merger will be governed by Glacier's articles of incorporation and bylaws. Although Glacier's articles of incorporation and bylaws are similar in many ways to Thompson Falls Holding Company's articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of Thompson Falls Holding Company shareholders. See "Comparison of Certain Rights of Holders of Glacier and Thompson Falls Holding Company Stock."

THOMPSON FALLS HOLDING COMPANY SHAREHOLDERS HAVE DISSENTERS' RIGHTS

      Under Montana law, Thompson Falls Holding Company shareholders have the right to dissent from the merger and receive cash for the fair value of their shares of Thompson Falls Holding Company common stock. A shareholder electing to dissent must strictly comply with all the procedures required by Montana law. These procedures are described later in this document, and a copy of the relevant portions of Montana law is attached as APPENDIX B.

                                  RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Note Regarding Forward-Looking Statements," you should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated by the merger agreement.

      THE MERGER AGREEMENT LIMITS THOMPSON FALLS HOLDING COMPANY ABILITY TO PURSUE OTHER TRANSACTIONS.

      While the merger agreement is in effect and subject to very narrow exceptions, Thompson Falls Holding Company and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Thompson Falls Holding Company's ability to seek offers that may be superior from a financial point of view from other possible acquirers. Messrs. Robert T. (Skip") Baxter and Robert Fletcher have entered into agreements to vote the shares of Thompson Falls Holding Company common stock under their control (81.1% of the outstanding shares) in favor of the merger. These voting agreements make it less likely that a third party will make an alternative acquisition proposal.

      UNDER CERTAIN CONDITIONS, THE MERGER AGREEMENT REQUIRES THOMPSON FALLS HOLDING COMPANY TO PAY A TERMINATION FEE.

      Under certain circumstances, Glacier can terminate the merger agreement and require Thompson Falls Holding Company to pay a termination fee of $150,000.

      BECAUSE THE MARKET PRICE OF GLACIER COMMON STOCK MAY FLUCTUATE, THE VALUE OF THE GLACIER COMMON STOCK TO BE RECEIVE BY YOU CANNOT BE DETERMINED UNTIL CLOSING OF THE TRANSACTION.

      At the time of the Thompson Falls Holding Company special meeting, you will not be able to determine the value at closing of the shares of Glacier common stock that you would receive upon completion of the merger. We urge you to obtain current market quotations for Glacier common stock.

      COMBINING OUR TWO COMPANIES MAY BE MORE DIFFICULT, COSTLY OR TIME-CONSUMING THAN WE EXPECT.

      Glacier and Thompson Falls Holding Company have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of First State Bank's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of First State Bank.

      GLACIER MAY GROW THROUGH FUTURE ACQUISITIONS, WHICH COULD, IN SOME CIRCUMSTANCES, ADVERSELY AFFECT NET INCOME.

      Glacier anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are risks associated with Glacier's acquisition strategy that could adversely impact net income. These risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Glacier, and being unable to profitably deploy funds acquired in an acquisition. Furthermore, we can give you no assurance about the extent to which Glacier can continue to grow through acquisitions.

      In the future, Glacier may issue capital stock in connection with additional acquisitions. These acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Glacier does not currently have any definitive understandings or agreements for any acquisitions that involve the issuance of Glacier capital stock. However, as noted above, Glacier anticipates that it will continue to expand by acquisition in the future.

      GLACIER HAS VARIOUS ANTI-TAKEOVER MEASURES THAT COULD IMPEDE A TAKEOVER OF GLACIER

      Glacier has various anti-takeover measures in place, some of which are listed elsewhere in this document. Any one or more of these measures may impede the takeover of Glacier without the approval of the Glacier board of directors and may prevent you from taking part in a transaction in which you could realize a premium over the current market price of Glacier common stock. See "Comparison of Certain Rights of Holders of Glacier and Thompson Falls Holding Company Common Stock."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Glacier's and Thompson Falls Holding Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

      The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements:

      - our business may not be integrated successfully, or such integration may take longer to accomplish than expected;

      - the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

      - operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected;

      -     adverse governmental or regulatory policies may be enacted;

      - the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

      - the risks associated with continued diversification of assets and potential adverse changes in credit quality;

      -     increased loan delinquency rates;

      -     competition from other financial services companies in our markets;
            and

      - the risk of an economic slowdown adversely affecting credit quality and loan originations.

      Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Glacier's reports filed with the SEC.

      All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Glacier or Thompson Falls Holding Company or any person acting on behalf of Glacier or Thompson Falls Holding Company are expressly qualified in their entirety by the cautionary statements above. Neither Glacier nor Thompson Falls Holding Company undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

           SELECTED HISTORICAL FINANCIAL AND PER SHARE DATA OF GLACIER

      The following selected financial information for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from audited consolidated financial statements of Glacier. The financial information of and for the six months ended June 30, 2005 and 2004 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Glacier considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005. The financial data below should be read in conjunction with the financial statements and notes thereto, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information About Glacier."

                     GLACIER BANCORP, INC. AND SUBSIDIARIES
         SELECTED CONDENSED CONSOLIDATED AND OTHER FINANCIAL INFORMATION
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   At or for the Six Months
                                         Ended June 30                  At or for the Fiscal Years Ended December 31
                                   -----------------------   --------------------------------------------------------------
                                      2005         2004         2004         2003         2002         2001         2000
                                      ----         ----         ----         ----         ----         ----         ----
SUMMARY OF OPERATIONS:
Interest income                    $   87,052   $   70,906   $  147,285   $  130,830   $  133,989   $  137,920   $   78,837
Interest expense                       26,509       18,738       39,892       38,478       47,522       65,546       37,357
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income                    60,543       52,168      107,393       92,352       86,467       72,374       41,480
Provision for loan losses               3,042        1,795        4,195        3,809        5,745        4,525        1,864
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after
   provision for loan losses           57,501       50,373      103,198       88,543       80,722       67,849       39,616

Noninterest income                     20,621       16,259       34,565       33,562       25,917       23,251       13,294
Noninterest expenses                   41,550       35,434       72,133       65,944       57,813       57,385       31,327
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------

Income before income taxes             36,572       31,198       65,630       56,161       48,826       33,715       21,583
Taxes                                  11,962        9,825       21,014       18,153       16,424       12,026        7,580
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income                             24,610       21,373       44,616       38,008       32,402       21,689       14,003

STATEMENT OF FINANCIAL CONDITION:

Total assets                       $3,531,935   $2,915,909   $3,010,737   $2,739,633   $2,281,344   $2,085,747   $1,056,712
Net loans receivable
and loans held for sale             2,122,198    1,571,244    1,701,805    1,430,365    1,300,653    1,322,327      733,561
Total deposits                      2,207,855    1,635,755    1,729,708    1,597,625    1,459,923    1,446,064      720,570
Total borrowings                      904,858      935,089      900,148      842,280      544,953      399,880      226,320
Shareholder's equity                  297,759      242,064      270,184      237,839      212,249      176,983       98,113
Book value per share               $     9.53   $     7.92   $     8.80   $     7.86   $     7.14   $     6.10   $     4.98

KEY OPERATING RATIOS:
Return on average assets                 1.51%        1.53%        1.54%        1.53%        1.50%        1.10%        1.39%
Return on average shareholders'
  equity                                17.56%       17.54%       17.61%       16.82%       16.57%       13.49%       15.83%
Average shareholders' equity to
  average assets                         8.60%        8.71%        8.75%        9.10%        9.08%        8.26%        8.78%
Net interest margin                      4.10%        4.17%        4.15%        4.20%        4.51%        4.08%        4.48%
Ratio of non-performing assets
  to total assets                        0.23%        0.37%        0.32%        0.48%        0.51%        0.53%        0.21%
Dividend payout ratio                   36.71%       38.57%       37.36%       38.07%       35.45%       43.48%       48.36%

PER SHARE DATA:
Basic earnings per common share    $     0.79   $     0.70   $     1.46   $     1.26   $     1.10   $     0.80   $     0.71

Diluted earnings per common share  $     0.78   $     0.69   $     1.43   $     1.24   $     1.08   $     0.78   $     0.70
Cash dividends declared per
  common share                     $     0.29   $     0.27   $     0.54   $     0.48   $     0.39   $     0.35   $     0.34
Ratio of dividends declared to
  net income                            37.35%       38.73%       37.25%       38.34%       35.59%       45.71%       48.22%

                  SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

      The table below also presents the closing prices per share for Glacier and Thompson Falls Holding Company common stock, respectively, on the day prior to the announcement of the merger, and as of September ____, 2005, the most recent practicable trading date prior to the printing of this document, together what the pro forma equivalent market value of Thompson Falls Holding Company shares after giving effect to the merger. The pro forma equivalent per share data for Thompson Falls Holding Company is calculated by multiplying the historical per share data for Glacier by the implied exchange ratio of 116.6 used to calculate the merger consideration. See the discussion under the heading "Comparative Stock Price and Dividend Information" on the next page for important information about the limited trading in stock of Thompson Falls Holding Company and the effect that may have on the reliability of the share price data.

                                                     MARKET VALUE PER SHARE
                                    -----------------------------------------------------------
                                                         Thompson Falls
                                      Glacier           Holding Company     Glacier Equivalent
                                      -------           ---------------     ------------------
Market value per share:
     July 13, 2005                  $   27.04             $   765.36           $   3,152.86
     September ___, 2005            $   _____             $   ______           $   ________

(1) The most recent trade of Thompson Falls Holding Company common stock occurred on October 1, 1997, in which 1,200 shares of stock were redeemed by Thompson Falls Holding Company at the then-current book value per share. The only transfers of Thompson Falls Holding Company common stock since that time have been pursuant to gifts.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

      GLACIER COMMON STOCK

      Glacier common stock is quoted on the Nasdaq National Market under the symbol "GBCI." The following table sets forth for the periods indicated:

      - the high and low sale prices for Glacier common stock as reported on the Nasdaq National Market, and

      -     dividends per share on Glacier common stock.

                                                                                   CASH
                                                 HIGH*           LOW*        DIVIDENDS DECLARED*
                                                 ----            ---         -------------------
2003
First quarter ............................    $     17.27     $     13.60     $      0.10
Second quarter ...........................    $     16.77     $     14.69     $      0.12
Third quarter ............................    $     18.98     $     15.65     $      0.13
Fourth quarter ...........................    $     21.12     $     17.23     $      0.13

2004
First quarter ............................    $     21.63     $     18.88     $      0.14
Second quarter ...........................    $     22.60     $     19.59     $      0.14
Third quarter ............................    $     24.28     $     20.60     $      0.14
Fourth quarter ...........................    $     28.71     $     23.12     $      0.14

2005
First quarter ............................    $     27.98     $     23.59     $      0.14
Second quarter ...........................    $     26.39     $     21.07     $      0.15
Third quarter (through September 2005)....    $               $               $

-------------

*Adjusted for stock splits and stock dividends.

      At September __, 2005, the __________ outstanding shares of Glacier common stock were held by approximately ________ holders of record.

      THOMPSON FALLS HOLDING COMPANY COMMON STOCK

      Thompson Falls Holding Company common stock is not quoted on a stock exchange or market and no broker makes a market in the stock. Stock transfer records maintained by Thompson Falls Holding Company indicate that there have been almost no transactions in Thompson Falls Holding Company's stock, and the ability of holders of Thompson Falls Holding Company common stock is restricted pursuant to a shareholder agreement. The last trade (excluding gifts) in Thompson Falls Holding Company common stock occurred in 1997, in which 1,200 shares of common stock were redeemed at the then-current book value per share of $765.36.

      At September 16, 2005, the 7,000 outstanding shares of Thompson Falls Holding Company common stock were held by 12 holders of record. Thompson Falls Holding Company historically has paid a biannual dividend of $5.00 per share. Such biannual dividends were paid in each of 2003 and 2004, and one dividend of $5.00 per share has been paid to date in 2005.

          THOMPSON FALLS HOLDING COMPANY SPECIAL SHAREHOLDERS' MEETING

DATE, TIME, PLACE

      The Thompson Falls Holding Company special meeting of shareholders will be held on October 13, 2005, at 4:00 p.m. local time, at the Bank's main office, located at 107 S. Fulton, Thompson Falls, Montana 59873.

      As described below under "Vote Required," approval of the merger agreement requires the affirmative vote of at least two-thirds of the shares of Thompson Falls Holding Company common stock that are outstanding and entitled to vote on the record date. If there are not sufficient votes represented at the special meeting, either in person or by proxy, to approve the merger agreement, or if a quorum is not present, Thompson Falls Holding Company may adjourn or postpone the meeting in order to permit further solicitation of proxies by Thompson Falls Holding Company. The persons appointed as proxies on the form accompanying this document are authorized to vote to approve such adjournment or postponement, unless the proxy appointing them instructs them to vote against approval of the merger agreement.

PURPOSE

      At the special meeting, Thompson Falls Holding Company shareholders will:

      -     consider and vote on a proposal to approve the merger, and

      - if necessary, consider and act upon a proposal to adjourn the special meeting to allow additional time to solicit proxies

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

      The Thompson Falls Holding Company board of directors has fixed 5:00 p.m. on September 16, 2005 as the record date for determining the holders of shares of Thompson Falls Holding Company common stock entitled to notice of and to vote at the special meeting. At the close of business on the Thompson Falls Holding Company record date, there were 7,000 shares of common stock issued and outstanding held by 12 holders of record. Holders of record of Thompson Falls Holding Company common stock on the record date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "The Merger - Dissenters' Rights of Appraisal" and APPENDIX B.

      Messrs. Robert T. (Skip") Baxter and Robert Fletcher have entered into agreements to vote the shares of Thompson Falls Holding Company common stock under their control (81.1% of the outstanding shares) in favor of the merger. See "The Merger - Voting Agreement."

VOTE REQUIRED

      The affirmative vote of at least two-thirds of all shares of Thompson Falls Holding Company common stock outstanding and entitled to vote on the record date is required to approve the merger. At least fifty percent (50%) of the outstanding shares of Thompson Falls Holding Company common stock must be present, either in person or by proxy, in order to constitute a quorum for the meeting. For this purpose, abstentions and broker nonvotes (that is, proxies from brokers or nominees, indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting.

      For voting purposes, however, only shares actually voted FOR the approval of the merger agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the merger agreement is approved by the holders of Thompson Falls Holding Company common stock. As a result, abstentions and broker nonvotes, if any, will have the same effect as votes against approval of the merger agreement.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

      If the enclosed proxy card is duly executed and received in time for the special meeting, it will be voted in accordance with the instructions given. If the proxy card is duly executed and received but no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING. Any proxy given by a shareholder may be revoked before its exercise by:

      -     written notice to the Secretary of Thompson Falls Holding Company;

      -     a later-dated proxy; or

      -     appearing and voting at the special meeting in person.

      Thompson Falls Holding Company is soliciting the proxy for the special meeting on behalf of the Thompson Falls Holding Company board of directors. Thompson Falls Holding Company will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, Thompson Falls Holding Company may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Thompson Falls Holding Company does not expect to pay any compensation for the solicitation of proxies. However, Thompson Falls Holding Company will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

      Glacier, through its subsidiaries, currently offers community banking services from offices throughout Western Montana, but does not serve the Sanders County market. Consistent with its historical acquisition strategy, Glacier is interested in partnering with attractive financial institutions in markets that fit within or expand Glacier's existing geographic footprint. In March 2005, Glacier contacted Thompson Falls Holding Company expressing Glacier's interest in expanding its community banking presence through a merger with Thompson Falls Holding Company. On March 29, 2005, Robert Baxter and Michael Baxter from Thompson Falls Holding Company met with Michael Blodnick of Glacier, to further explore the prospect of a merger.

      On April 5, 2005, Michael Blodnick met with Robert and Michael Baxter and the Fletcher Family in Thompson Falls to discuss the possible acquisition. On May 2, 2005, Robert and Michael Baxter met with Michael Blodnick and James Strosahl to share information about their respective companies, discuss market conditions and prospects in Western Montana, share financial information, review operating practices and corporate strategies, and discuss the potential benefits of a merger to shareholders, employees, and customers. In the course of the meeting, the representatives agreed that Glacier and Thompson Falls Holding Company shared similar community banking philosophies and that the parties should further explore the prospect of a merger.

      Throughout the month of May, Thompson Falls Holding Company shared additional information with Glacier, including management's expectations for financial performance in 2005 and 2006. The parties also engaged in negotiations regarding the value and terms of a merger transaction.

      On June 6, 2005, following a meeting of its board of directors, Michael Blodnick and James Strosahl met with Robert and Michael Baxter and Robert Fletcher of Thompson Falls Holding Company to present a formal proposal setting forth the proposed terms of the merger. On June 7, 2005, the directors of Thompson Falls Holding Company approved the terms of the formal proposal.

      In June, Glacier conducted due diligence reviews (with most of Glacier's due diligence review occurring between June 18th and June 25th), discussed operating and strategic plans and post-closing, and began drafting the merger agreement and related documents.

      On July 13, 2005, the board of directors of Glacier and First Security Bank of Missoula met to consider approval of the merger. Matters discussed included the fiduciary duties of the directors, the results of due diligence reviews, the terms of the merger agreement and related documents, the pro forma financial impact of the merger, expansion opportunities available in Sanders County, and the timing and process for consummation of the merger. After due consideration of these matters, the Glacier and First Security Bank of Missoula boards approved the merger by unanimous vote.

      Also on July 13, 2005, the Boards of Directors of Thompson Falls Holding Company and First State Bank met to consider approval of the merger with Glacier and First Security Bank of Missoula. The Boards of Directors discussed their fiduciary duty to the shareholders of Thompson Falls Holding Company, questions about the definitive agreement, the form of consideration to be received by the shareholders, the current stock price of Glacier and its dividend history, and the implications to Thompson Falls Holding Company, its shareholders, employees and customers. Also discussed were the reasons for completing the merger and the implications to Thompson Falls Holding Company if First State Bank continued without an affiliation with Glacier and First Security Bank of Missoula. The Boards then voted unanimously to approve the merger.

      Representatives of Glacier, First Security Bank of Missoula, Thompson Falls Holding Company and First State Bank then executed the merger agreement and related documents. After the close of business on July 14, 2005, the parties issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER - THOMPSON FALLS HOLDING COMPANY

      The Board of Directors of Thompson Falls Holding Company believes that the merger is in the best interests of Thompson Falls Holding Company, its shareholders and First State Bank, its wholly owned subsidiary. The Thompson Falls Holding Company board has concluded that in addition to providing an attractive return for Thompson Falls Holding Company shareholders, the purposed merger will have long-term benefits for Thompson Falls Holding Company shareholders, customers and employees.

      In reaching the determination to approve the merger agreement, the Thompson Falls Holding Company board of directors consulted with bank management, and considered a number of factors, including the following:

- Strengths of Glacier. The strengths of Glacier that the Thompson Falls Holding Company board considered relevant to the proposed merger include the following:

      - A history of strong financial performance in terms of capital, earnings and growth.

      - Geographic diversification into which Thompson Falls Holding Company offices fit appropriately.

      - A unique business model that combines the efficiencies of centralized services for individual banks while providing considerable autonomy to those banks in their day to day operations.

      - Broader range of products and services than could be offered by Thompson Falls Holding Company independently.

- Merger terms and consideration. The terms of the merger provide consideration which the board of Thompson Falls Holding Company believes is fair, in the form of approximately ten percent (10%) cash and ninety percent (90%) registered stock in Glacier, with the exchange of stock qualifying as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

- Directorships. Glacier has agreed that its subsidiary First Security Bank of Missoula, through which First State Bank's current branches will continue to operate, will appoint to its board a member of First State Bank's current board of directors.

- Administrative support. The merger will provide administrative support for or relief from a number of operational responsibilities that are increasingly difficult for independent rural banks to provide. These areas of support, or relief, include the following:

      -     Data processing and information technology support.

      -     Salary and benefit administration.

      -     Human resource management.

      -     Regulatory compliance.

      -     Bank investments.

- Corporate values. Thompson Falls Holding Company's board of directors considers Glacier's corporate culture to be compatible with Thompson Falls Holding Company's values. Both organizations had a strong commitment to community service and event sponsorship, including support of employee involvement in volunteer organizations.

- Employee matters. With the exception of two executives who are expected to retire after assisting with the transition into a consulting capacity, no lay offs are anticipated and the Thompson Falls Holding Company board believes for opportunities for employee advancement will be enhanced by the merger.

      The foregoing discussion of the information considered by the Thompson Falls Holding Company board of directors is not intended to be exhaustive or to prioritize factors considered by the Thompson Falls Holding Company board. It is intended to summarize the material factors considered by the Thompson Falls Holding Company board.

      After careful evaluation of the factors outlined above, Thompson Falls Holding Company's board of directors has determined that the merger agreement is in the best interest of Thompson Falls Holding Company and its shareholders and has unanimously approved the merger.

RECOMMENDATION OF THE THOMPSON FALLS HOLDING COMPANY BOARD

      The Thompson Falls Holding Company board of directors unanimously recommends that its shareholders vote for approval of the merger agreement.

                                   THE MERGER

      The following is a brief description of the material aspects of the merger. There are other aspects of the merger that are not discussed below, but that are contained in the merger agreement. You are being asked to approve the merger in accordance with the terms of the merger agreement, and you are urged to read the merger agreement carefully. The merger agreement is attached to this proxy statement/prospectus as APPENDIX A.

BASIC TERMS OF THE MERGER

      The merger agreement provides for the merger of Thompson Falls Holding Company with and into Glacier, with Glacier as the surviving company. In addition, First State Bank will merge with and into Glacier's subsidiary, First Security Bank of Missoula, and its current branches will operate under the name "First State Bank, a division of First Security Bank of Missoula."

      In the merger, Thompson Falls Holding Company shareholders will receive a combination of cash and Glacier common stock for their Thompson Falls Holding Company common stock, as described below. While Glacier and Thompson Falls Holding Company believe that they will receive the necessary regulatory approvals for the merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "--Conditions to the Completion of the Merger" and "--Regulatory Requirements."

MERGER CONSIDERATION

      The merger agreement provides that as of the effective date of the merger, each share of Thompson Falls Holding Company common stock issued and outstanding immediately prior to the effective date will be converted into the right to receive either 116.60 shares of Glacier common stock or $3,000 cash. The merger agreement provides that the total consideration will be $2.1 million in cash and 734,580 shares of Glacier common stock. Each outstanding share of Thompson Falls Holding Company will be exchanged for either $3,000 in cash or 116.60 shares of Glacier common stock. Based on the closing price for Glacier common stock as of September ____, 2005, the value of the per share stock consideration is $_______. A chart setting forth the specific consideration to be received by each shareholder of Thompson Falls Holding Company is set forth below.

                                  Shares of TFHC       Shares to be exchanged for   Shares to be exchanged
  Name of Shareholder             Common Stock               Glacier Shares(1)            for cash(2)
  -------------------             ------------               -----------------            -----------
Robert T. Baxter                        860                       774                          86

Robert T. Baxter
Irrevocable Trust                      1800                      1620                         180

Susan J. Baxter                        1000                       900                         100
Brian Fletcher Trust                    334                       334                           0

Lindsey Fletcher Trust                  334                       334                           0

Robert K. & Evelyn P.                   453                       453                           0
Fletcher Trust

Robert L. Fletcher                      557                       557                           0

IRA Trust Corp. for Robert              210                         8                         202
L. Fletcher

Leslie H. Fletcher                      132                       132                           0

Wallner Family LLP                      800                       720                          80

Buddy J. and Judy
Leufkens                                400                       360                          40
Daniel W. Whittenburg                   120                       108                          12

           TOTALS                      7000                      6300                         700

LETTER OF TRANSMITTAL

      A letter of transmittal is included with this proxy statement/prospectus. This document contains instructions on how to surrender shares of Thompson Falls Holding Company common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

      All shares of Glacier common stock issued to the holders of Thompson Falls Holding Company common stock pursuant to the merger will be deemed issued as of the effective date. Until you surrender your Thompson Falls Holding Company stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective date with respect to Glacier common stock into which any of your shares may have been converted. When you surrender your certificates, Glacier will pay any unpaid dividends or other distributions, as well as any merger consideration payable in cash, without interest. After the effective time, there will be no transfers on the stock transfer books of Thompson Falls Holding Company of any shares of Thompson Falls Holding Company common stock. If certificates representing shares of

----------

(1) Each share of TFHC common stock to be exchanged for Glacier common stock will be entitled to receive 116.60 Glacier Shares (with cash in lieu paid for any resulting fractional shares, as provided in the Merger Agreement).

(2) Each share of TFHC common stock to be exchanged for cash will be entitled to receive $3,000.00.

Thompson Falls Holding Company common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Thompson Falls Holding Company common stock represented by those certificates shall have been converted.

      If a certificate for Thompson Falls Holding Company common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and reasonable assurances, such as a bond or indemnity, satisfactory to Glacier in consultation with Thompson Falls Holding Company, and appropriate and customary identification.

      PLEASE COMPLETE AND RETURN THE ENCLOSED LETTER OF TRANSMITTAL, EVEN IF YOUR THOMPSON FALLS HOLDING COMPANY TOCK CERTIFICATES ARE HELD IN SAFEKEEPING AT FIRST STATE BANK.

FRACTIONAL SHARES

      Glacier will not issue fractional shares in the merger. Instead, a cash payment will be paid in an amount equal to the product of the fractional part of a share of Glacier common stock multiplied by $25.73.

EFFECTIVE DATE OF THE MERGER

      Subject to the conditions to the obligations of the parties to complete the merger as set forth in the merger agreement, the effective date of the merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the merger will be consummated on October 31, 2005. Either Glacier or Thompson Falls Holding Company may, subject to certain conditions, terminate the merger agreement if the effective date does not occur on or before January 31, 2006.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a discussion of the material federal income tax consequences of the merger that are generally applicable to holders of Thompson Falls Holding Company common stock who are citizens of, reside in or are organized under the laws of the United States. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder (including final, temporary or proposed regulations) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

      This discussion assumes that the Thompson Falls Holding Company shareholders hold their shares of Thompson Falls Holding Company common stock as a capital asset within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to Thompson Falls Holding Company shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are subject to such special treatment because they are:

      - financial institutions, mutual funds, dealers in securities or insurance companies;

      -     tax-exempt organizations;

      -     S corporations or other pass-through entities;

      -     non-United States persons;

      - Thompson Falls Holding Company shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may be subject to the alternative minimum tax provisions of the Code; or

      - Thompson Falls Holding Company shareholders who received their Thompson Falls Holding Company common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

      Consummation of the merger is conditioned upon the receipt by Thompson Falls Holding Company of the opinion of Graham & Dunn PC, counsel to Glacier, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion, which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service ("IRS") or the courts, and neither Thompson Falls Holding Company nor Glacier intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger.

      Assuming consummation of the merger on the basis of facts, representations and assumptions as set forth in the opinion referred to above, the United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges such shareholder's Thompson Falls Holding Company common stock for cash, Glacier common stock or a combination of cash and Glacier common stock.

      Exchange Solely for Glacier Common Stock. If pursuant to the merger a holder exchanges all of its shares of Thompson Falls Holding Company common stock solely for shares of Glacier common stock, the holder will not recognize any gain or loss on the exchange. The aggregate tax basis of Glacier common stock received by the holder will be equal to the aggregate adjusted tax basis of the shares of Thompson Falls Holding company common stock surrendered for the Glacier common stock. The holding period of the Glacier common stock will include the holding period of the shares of Thompson Falls Holding Company common stock surrendered. If a holder has differing bases or holding periods in respect of its Thompson Falls Holding Company common stock, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Glacier common stock received in the exchange.

      Exchange for Glacier Common Stock and Cash. If pursuant to the merger a holder exchanges all of its shares of Thompson Falls Holding Company common stock for a combination of Glacier common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Glacier common stock received pursuant to the merger over the holder's adjusted tax basis in its shares of Thompson Falls Holding Company common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the Thompson Falls Holding Company common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for federal income tax purposes. See "--Possible Treatment of Cash as a Dividend" below.

      The aggregate tax basis of Glacier common stock received by a holder that exchanges its shares of Thompson Falls Holding Company common stock for a combination of Glacier common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Thompson Falls Holding Company common stock surrendered for Glacier common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the holder on the exchange. The holding period of the Glacier common stock will include the holding period of the shares of Thompson Falls Holding Company common stock surrendered. If a holder has differing bases or holding periods in respect of its shares of Thompson Falls Holding Company common stock, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Glacier common stock received in the exchange.

      Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of Glacier. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Thompson Falls Holding Company common stock solely for Glacier common stock and Glacier then immediately redeemed (the "deemed redemption") a portion of the Glacier common stock in exchange for the cash the holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (1) substantially disproportionate with respect to the holder, or (2) not essentially equivalent to a dividend.

      The deemed redemption, generally, will be substantially disproportionate with respect to a holder if, immediately after the deemed redemption, the holder owns less than 50% of the total combined voting power of all classes of Glacier stock entitled to vote and the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is not essentially equivalent to a dividend with respect to a holder will depend upon the particular circumstances of the holder. At a minimum, however, in order for the deemed redemption to be not essentially equivalent to a dividend, the deemed redemption must result in a meaningful reduction in the holder's actual and constructive percentage stock ownership of Glacier. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Glacier the holder is deemed to actually and constructively own immediately before the deemed redemption and (2) the percentage of the outstanding stock of Glacier the holder actually and constructively owns immediately after the deemed redemption. In applying the foregoing tests, a holder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the holder is a beneficiary, and by certain affiliated entities. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a meaningful reduction.

      Cash Received in Lieu of a Fractional Share. Cash, if any, received by a holder of Thompson Falls Holding Company common stock in lieu of a fractional share of Glacier common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the share of Thompson Falls Holding Company common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Thompson Falls Holding Company common stock is more than one year.

      Dissenting Shareholders. Holders of Thompson Falls Holding Company common stock who dissent with respect to the merger, as discussed in "Dissenters' Rights," and who receive cash in respect of their shares of Thompson Falls Holding Company common stock will be treated, generally, in the same manner as holders who exchange their shares of Thompson Falls Holding Company common stock solely for cash in accordance with the discussion above.

      Backup Withholding. Non-corporate shareholders of Thompson Falls Holding Company may be subject to information reporting and backup withholding on any cash payments they receive. Shareholders will not be subject to backup withholding, however, if they:

      - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

      -     are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's federal income tax liability, provided he or she furnishes the required information to the IRS.

      Reporting Requirements. Shareholders who receive Glacier common stock as a result of the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with such holder's federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Thompson Falls Holding Company shareholders will be responsible for the preparation of their own tax returns.

      Graham & Dunn PC has delivered an opinion to the foregoing effect to Glacier. The opinion has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The foregoing is only a summary of the tax consequences of the merger as described in the opinion. The opinion is based on assumptions, representations made by officers of Glacier and Thompson Falls Holding Company to Graham & Dunn PC, and contains qualifications appropriate to the subject matter.

      An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind. No assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. Neither Thompson Falls Holding Company nor Glacier has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the merger.

      THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THOMPSON FALLS HOLDING COMPANY SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, NONE OF WHICH IS DESCRIBED ABOVE. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH THOMPSON FALLS HOLDING COMPANY SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING ITS SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION OF STATE, LOCAL AND FOREIGN LAWS TO SUCH SHAREHOLDER AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

DISSENTERS' RIGHTS OF APPRAISAL

      Under Montana law, Thompson Falls Holding Company shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their shares of Thompson Falls Holding Company common stock.

      Thompson Falls Holding Company shareholders electing to exercise dissenters' rights must comply with the provisions of the Montana appraisal laws in order to perfect their rights. The following is intended as a brief summary of the material provisions of the procedures that a Thompson Falls Holding Company shareholder must follow in order to dissent from the merger and perfect dissenters' rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MONTANA APPRAISAL LAWS, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX B TO THIS DOCUMENT.

      A shareholder who wishes to assert dissenters' rights must:

      - deliver to Thompson Falls Holding Company before the special meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is completed, and

      -     not vote the shares in favor of the merger.

      A shareholder wishing to deliver a notice asserting dissenters' rights should hand deliver or mail the notice to the following address:

                          Thompson Falls Holding Company
                          107 South Fulton
                          P.O. Box 3500
                          Thompson Falls, Montana 59873
                          Attention:  Robert T. Baxter, President

      A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Thompson Falls Holding Company in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Thompson Falls Holding Company the record shareholder's written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

      A SHAREHOLDER WHO DOES NOT, PRIOR TO THE SPECIAL SHAREHOLDERS MEETING, DELIVER TO THOMPSON FALLS HOLDING COMPANY A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY SHAREHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

      If the merger is completed, Glacier (as the surviving corporation) will, within 10 days after the effective date of the merger, deliver a written notice to all Thompson Falls Holding Company shareholders who properly gave notice of their intent to exercise dissenters' rights. The notice will, among other things:

      -     supply a form for demanding payment;

      - set a date by which Glacier must receive the payment demand, which date will be between 30 and 60 days after notice is delivered;

      - state Glacier's estimate of the "fair value" for the shares and the date by which any notice to withdraw (discussed below) must be received; and

      - provide a copy of the dissenters' rights provisions of the Montana Code Annotated, Sections 35-1-826 through 35-1-839).

      A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause that person to lose their dissenters' rights.

      A shareholder who has complied with the requirements summarized in the previous paragraph may nevertheless decline to exercise dissenters' rights and withdraw from the appraisal process by notifying Glacier by the date set forth in the written notice provided by Glacier following consummation of the merger. If the shareholder does not withdraw from the appraisal process by the specified date, he or she may not do so thereafter unless Glacier consents to such withdrawal in writing.

      Upon completion of the merger or receipt of the payment demand, whichever is later, Glacier will pay each dissenter with properly perfected dissenters' rights Glacier's estimate of the "fair value" of the shareholder's shares, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own shares of Thompson Falls Holding Company prior to the public announcement of the merger, Glacier is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger. The rate of interest is required to be the rate on judgments in the state of Montana.

      Within 30 days of Glacier's payment (or offer of payment in the case of shares acquired after public announcement of the merger) to a dissenting shareholder, a dissenter dissatisfied with Glacier's estimate of the fair value may notify Glacier of the dissenter's own estimate of the fair value and demand payment of that amount. If Glacier does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, then Glacier must, within 60 days of receiving the estimate and demand, petition a court to determine the fair value.

      In view of the complexity of the Montana statutes governing dissenters' rights of appraisal, Thompson Falls Holding Company shareholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

      THE FAILURE OF A THOMPSON FALLS HOLDING COMPANY SHAREHOLDER TO COMPLY STRICTLY WITH THE MONTANA STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS APPENDIX B. YOU SHOULD REFER TO THIS APPENDIX FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT APPENDIX.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

      Consummation of the merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the merger will be completed.

      Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the merger. Each party's obligations under the merger agreement are conditioned on satisfaction by the other party of conditions applicable to them. Some of these conditions, applicable to the respective obligations of both Glacier and Thompson Falls Holding Company, are as follows:

      - approval of the merger by Thompson Falls Holding Company shareholders;

      - accuracy of the other party's representations in the merger agreement and any certificate or other instrument delivered in connection with the merger agreement;

      - compliance by the other party of all material terms, covenants, and conditions of the merger agreement;

      - that there shall have been no damage, destruction, or loss, or other event or sequence of events, that has had or potentially may have a material adverse effect with respect to the other party;

      - that no action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the merger;

      -     Glacier's receipt of a tax opinion from Graham & Dunn PC; and

      - the registration statement filed with the SEC, required to register the Glacier common stock to be issued to shareholders of Thompson Falls Holding Company in the merger has become effective, and no stop-order suspending such effectiveness has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

      In addition to the above, the obligations of Glacier under the merger agreement are subject to conditions that include the following:

      - Thompson Falls Holding Company's transaction fees (as defined in the merger agreement) have not exceeded specified levels;

      - First State Bank's allowance for loan and lease losses will be adequate to absorb anticipated loan losses; and

      - The aggregate amount of the cash to be paid to proposed dissenting shares will not exceed 10% of the cash value of the merger consideration.

      Additionally, either Glacier or Thompson Falls Holding Company may terminate the merger if certain conditions applicable to the other party are not satisfied or waived. Those conditions are discussed below under "- Amendment or Termination of the Merger Agreement."

      Either Glacier or Thompson Falls Holding Company may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and Thompson Falls Holding Company shareholder approval). Either Glacier or Thompson Falls Holding Company may also grant extended time to the other party to complete an obligation or condition.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

      The merger agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Thompson Falls Holding Company special meeting. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of Thompson Falls Holding Company shareholders. However, after shareholder approval, any amendments that would reduce the amount or change the form of consideration Thompson Falls Holding Company shareholders will receive in the merger or the allocation of the cash percentage and stock percentage would require further Thompson Falls Holding Company shareholder approval.

      The merger agreement contains several provisions entitling either Glacier or Thompson Falls Holding Company to terminate the merger agreement under certain circumstances. The following briefly describes these provisions:

      Lapse of Time. If the merger has not closed by January 31, 2006, then at any time after that date, the board of directors of either Glacier or Thompson Falls Holding Company may terminate the merger agreement.

      Mutual Consent. The parties may terminate the merger agreement at any time before closing, whether before or after approval by Thompson Falls Holding Company shareholders, by mutual consent.

      No Regulatory Approvals. Either party may terminate the merger agreement if the regulatory approvals required to be obtained are denied, or if any such approval is conditioned on a substantial deviation from the transactions contemplated by the merger agreement, subject to certain rights granted in the merger agreement to appeal the denial of such regulatory approval.

      Breach of Warranty. Either party may terminate the merger agreement (so long as the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement) if there has been a material breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach is not cured within 30 days following written notice to such party, or which breach cannot, by its nature, be cured prior to the closing of the merger.

      Breach of Covenant. Either party may terminate the merger agreement (so long as the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement) if there has been a material breach of any covenants or agreements set forth in the merger agreement by the other party, which is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger.

      Thompson Falls Holding Company Fails to Recommend Shareholder Approval. Glacier may terminate the merger agreement (so long as it is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement) before Thompson Falls Holding Company's shareholders approve the merger, if the Thompson Falls Holding Company board of directors fails to recommend to its shareholders approval of the merger, or modifies, withdraws or changes in a manner adverse to Glacier its recommendation.

      Thompson Falls Holding Company Shareholders Fail to Approve Merger. Either party may terminate the merger agreement (so long as such party is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement) if the required vote of Thompson Falls Holding Company shareholders required for the consummation of the merger is not obtained, regardless of whether the Thompson Falls Holding Company board of directors recommends such approval.

      Impracticability. Either party may terminate the merger agreement upon written notice to the other party if the board of directors of the party seeking termination has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Montana to restrain or invalidate the merger.

      Potential Dissenting Shares. Glacier may terminate the merger agreement if holders of 10% or more of the outstanding shares of Thompson Falls Holding Company common stock are proposed dissenting shares (as defined in the merger agreement).

TERMINATION FEES

      Subject to certain exceptions, Thompson Falls Holding Company will pay Glacier a termination fee of $150,000 if Glacier terminates the merger agreement based on a Thompson Falls Holding Company breach of its representations or breach of its covenants. Glacier will pay Thompson Falls Holding Company a termination fee of $150,000 if Thompson Falls Holding Company terminates the merger agreement based on a Glacier breach of its representations or breach of its warranties.

ALLOCATION OF COSTS UPON TERMINATION

      If the merger agreement is terminated (except under circumstances that would require the payment of a termination fee or break-up fee) Glacier and Thompson Falls Holding Company will each pay their own out-of-pocket expenses incurred in connection with the transaction and, except for any applicable termination or break-up fees, will have no other liability to the other party.

CONDUCT PENDING THE MERGER

      The merger agreement provides that, until the merger is effective, Thompson Falls Holding Company and First State Bank will conduct their respective businesses only in the ordinary and usual course. The merger agreement also provides that, unless Glacier otherwise consents in writing, Thompson Falls Holding Company and First State Bank will refrain from engaging in various activities such as:

      - effecting any stock split or other recapitalization with respect to Thompson Falls Holding Company or the shares of First State Bank, or pledge or encumber any shares of such stock or grant any options for such stock;

      -     declaring or paying dividends or other distributions;

      - acquiring, selling, transferring assigning or encumbering or otherwise disposing of assets or making any commitment other than in the ordinary course of business;

      - soliciting or accepting deposit accounts of a different type than previously accepted by First State Bank or at rates materially in excess of prevailing interest rates, or incurring any indebtedness for borrowed money;

      - offering or making loans or other extensions of credit of a different type, or applying different underwriting standards, from those previously offered or applied by First State Bank, or offering or making a loan or extension of credit in an amount greater than $200,000 without prior consultation with Glacier;

      - with specified exceptions, acquiring an ownership or leasehold interest in real property without conducting an appropriate environmental evaluation;

      - with specified exceptions, entering into, renewing, amending or terminating any contracts calling for a payment of more than $10,000 with a term of one year or more;

      - with certain exceptions, entering into or amending any contract calling for a payment of more than $10,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

      - with specified exceptions, entering into any personal services contract;

      - selling any securities other than in the ordinary course of business, or selling any securities even in the ordinary course of business if the aggregate gain or loss realized from all sales after the date of execution of the merger agreement would exceed $10,000, or transferring investment securities between portfolios;

      - amending or materially changing its operations, policies or procedures;

      - with specified exceptions, making capital expenditures in excess of $10,000 per project or $25,000 in the aggregate;

      - entering into transactions or making any expenditures other than in the ordinary course of business.

RESULTING BOARD OF DIRECTORS; OFFICERS OF SURVIVING CORPORATIONS

      The board of directors of Glacier as the surviving corporation in the merger will include all members of the Glacier board prior to the merger. The board of directors of First Security Bank of Missoula after the bank merger will be the same as prior to the merger, with the addition of Michael Baxter.

      The principal executive officer of Glacier after the merger will continue to be Michael J. Blodnick, President and CEO. William L. Bouchee, CEO of First Security Bank of Missoula, and Scott Burke, President of First Security Bank of Missoula, will continue in their respective offices after the merger. The other executive officers of First Security Bank of Missoula will also continue as officers after the merger.

EMPLOYEE BENEFIT PLANS

      The merger agreement confirms Glacier's intent that Glacier's current personnel policies will apply to any members of Thompson Falls Holding Company and First State Bank who are retained in the service of Glacier following the closing of the merger. Such retained employees will be eligible to participate in all of the benefit plans of Glacier that are generally available to similarly situated employee of Glacier. For purposes of participation in such plans, service with Thompson Falls Holding Company or First State Bank will constitute prior service with Glacier for purposes of determining eligibility and vesting. If any persons who are First State Bank employees are terminated within three months of the closing of the merger as a result of the consolidation of staff functions, such persons will be entitled to receive the severance payment specified in Glacier's severance plan for employees as then in effect.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of the Thompson Falls Holding Company board of directors and management may be deemed to have interests in the merger, in addition to their interests as shareholders of Thompson Falls Holding Company generally. The Thompson Falls Holding Company board of directors was aware of these factors and considered them, among other things, in approving the merger agreement.

      Stock Ownership. The directors, executive officers and principal shareholders of Thompson Falls Holding Company, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 6,600 shares of Thompson Falls Holding Company common stock representing approximately 94.3% of all outstanding Thompson Falls Holding Company shares. The directors, executive officers and principal shareholders of Thompson Falls Holding Company will receive the same consideration in the merger for their shares as other shareholders of Thompson Falls Holding Company.

      Voting Agreements. Messrs. Robert T. (Skip") Baxter and Robert Fletcher have entered into agreements to vote the shares of Thompson Falls Holding Company common stock under their control (81.1% of the outstanding shares) in favor of the merger.

      First Security Bank of Missoula Employment Agreements. First Security Bank of Missoula has entered into employment agreements, effective upon completion of the merger, with Mr. Baxter and Ms. Kovarik.

      Mr. Baxter's employment agreement is for a term beginning upon completion of the merger and continuing for five (5) years thereafter. Mr. Baxter will serve as Vice President and Branch Manager of First State Bank, a division of First Security Bank of Missoula.

      Mr. Baxter's agreement provides for an initial salary of $84,000 per year, eligibility for bonuses pursuant to First State Bank's existing bonus plan for 2005, and commencing in 2006, eligibility to participate in First Security Bank's bonus plan and other incentives.

      Mr. Baxter's employment agreement provides that if he is terminated without Cause (as described below) or he terminates his agreement for Good Reason (as described below), he will receive a severance payment equal to one times his current base salary at the time of termination. If Mr. Baxter is terminated for Cause or terminates his employment without Good Reason, First Security Bank will be responsible only for salary earned and expenses reimbursable through the date of termination.

For purposes of the agreement:

      "Cause" means any one or more of the following: (i) willful misfeasance or gross negligence in the performance of Mr. Baxter's duties; (ii) conviction of a crime in connection with such duties; or (iii) conduct demonstrably and significantly harmful to the financial First Security Bank of Missoula or Glacier.

      "Good Reason" means any of the following: (i) reduction of salary or elimination of any compensation or benefit plan; (ii) diminution of Mr. Baxter's duties; or (iii) relocation or transfer of place of employment of more than 60 miles (one way) in Mr. Baxter's commute if he does not agree to move.

      Mr. Baxter has agreed while employed by First Security Bank of Missoula and for one year after his employment has ended, he will not, directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise, provide management, supervisory or other similar services to any person or entity engaged in any business within Sanders and Missoula Counties, Montana, which is competitive with the business of First Security Bank of Missoula or Glacier. He has also agreed not to solicit any employees or customers of Glacier, TFHC or related entities for a period of one year following termination of his employment. Mr. Baxter's agreement also includes provisions regarding nondisclosure of confidential information.

      Ms. Kovarik's employment agreement is also for a term beginning upon completion of the merger and continuing for five (5) years thereafter. Ms. Kovarik will serve as assistant vice president and operations officer for First State Bank, a division of First Security Bank of Missoula, and her initial salary will be $60,000. The other provisions of the employment agreements for Mr. Kovarik are substantially similar to those of Mr. Baxter's employment agreement, with the exception that Ms. Kovarik will not be a director of First Security Bank and of the area of non-compete covers only Sanders County, Montana.

      First State Bank Board of Directors. The merger agreement provides that Michael Baxter will be appointed to the First Security Bank board of directors following closing of the merger.

      Life Insurance Agreements. Robert T. and Susan Baxter and the Robert T. Fletcher Irrevocable Life Insurance Trust are parties to split-dollar life insurance agreements with First State Bank, pursuant to which (i) First State Bank is obligated to pay the premiums on a bank-owned life insurance policy and
(ii) beneficiaries of the directors will receive a certain portion of any benefits upon the death of the directors. Pursuant to the plan and agreement of merger, Glacier and First Security Bank of Missoula have agreed to assume and discharge the obligations of First State Bank under the split-dollar life insurance agreements.

      Non-competition Agreements. Robert T. Baxter and Robert T. Fletcher have entered into a non-competition agreement with Glacier. Except under certain limited circumstances, the noncompetition agreement prohibits directors of TFHC from competing with Glacier and/or First Security Bank of Missoula within Sanders County, Montana. The term begins on the effective date of the merger and ends the later of (a) three years after Closing or (b) two year following termination of status as a consultant of First Security Bank of Missoula. It is anticipated that Messrs. Baxter and Fletcher will become consultants of First Security Bank of Missoula following the merger, and that the parties will enter into appropriate consulting agreements prior to the closing of the merger.

      Indemnification of Directors and Officers; Insurance. The merger agreement provides that Glacier will, for a period of six years following the closing of the merger, indemnify the present and former directors and officers of Thompson Falls Holding Company and First State Bank against liabilities or costs that may arise in the future, incurred in connection with claims or actions arising out of or pertaining to matters that existed or occurred prior to the effective date of the merger. The scope of this indemnification is to the same extent that such persons would have been entitled to indemnification under Montana law or the articles of incorporation or bylaws of Thompson Falls Holding Company and/or First State Bank.

      The merger agreement also provides that for a period of six years following the closing of the merger, Glacier will use reasonable efforts to cause to be maintained in effect, director and officer liability insurance substantially similar to that maintained by Glacier with respect to claims arising from facts or events that occurred before the effective date of the merger.

ACCOUNTING TREATMENT OF THE MERGER

      The acquisition of Thompson Falls Holding Company will be accounted for using the purchase method of accounting by Glacier under generally accepted accounting principles. Accordingly, using the purchase method of accounting, the assets and liabilities of Thompson Falls Holding Company will be recorded by Glacier at their respective fair values at the time of the merger. The excess of Glacier's purchase price over the net fair value of assets acquired including identifiable intangible assets and liabilities assumed is recorded as goodwill. Goodwill will be periodically assessed for impairment but no less frequently than on an annual basis. Prior period financial statements are not restated and results of operation of Thompson Falls Holding Company will be included in Glacier's consolidated statement of operations after the date of the merger. The identifiable intangible assets will be amortized against the combined company's earnings following completion of the merger.

STOCK RESALES BY THOMPSON FALLS HOLDING COMPANY AFFILIATES

      The Glacier common stock to be issued in the merger will be transferable free of restrictions under the Securities Act of 1933 ("1933 Act"), except for shares received by persons, including directors and executive officers of Thompson Falls Holding Company, who may be deemed to be "affiliates" of Thompson Falls Holding Company, as that term is defined in the rules under the 1933 Act. Affiliates may not sell their shares of Glacier common stock acquired in the merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to Glacier, under other applicable exemptions from the registration requirements of the 1933 Act. Glacier will obtain customary agreements with all Thompson Falls Holding Company directors, officers, and affiliates of Thompson Falls Holding Company, under which such persons will represent that they will not dispose of their shares of Glacier received in the merger or the shares of capital stock of Thompson Falls Holding Company or Glacier held by them before the merger, except in compliance with the 1933 Act and the rules and regulations promulgated under the 1933 Act. This proxy statement/prospectus does not cover any resales of the Glacier common stock received by affiliates of Thompson Falls Holding Company.

              INFORMATION CONCERNING THOMPSON FALLS HOLDING COMPANY

      Thompson Falls Holding Company is a bank holding company organized under the laws of the State of Montana, incorporated on October 17, 1986. Thompson Falls Holding Company is located in Thompson Falls, Montana, and conducts its operations through its subsidiary, First State Bank, which commenced operations in 1906. Thompson Falls Holding Company does not engage in any substantial activities other than acting as a bank holding company for First State Bank. As of June 30, 2005, Thompson Falls Holding Company had consolidated assets of approximately $158 million, total deposits of approximately $121 million, and total shareholders' equity of approximately $14.3 million.

      First State Bank is regulated by the Banking and Financial Institutions Division of the Montana Department of Administration. Its primary federal regulator is the Federal Deposit Insurance Corporation, the insurer of its deposits. First State Bank offers full service banking through three Montana banking locations. First State Bank's main office is in Thompson Falls, Montana. It operates a branch in Plains Montana. Both Thompson Falls and Plains offices are in Sanders County. First State Bank also operates another branch, under the name of Beaverhead Bank in Dillon, Beaverhead County, Montana.

MARKET AREA AND COMPETITION

      First State Bank competes with other commercial banks, a credit union and mortgage companies in Sanders County. In Sanders County First State Bank maintains the largest share of commercial bank business by providing personal service and competitive rates for loans and deposits.

      The Beaverhead Bank facility in Dillon opened in 2002. While it has grown satisfactorily, it still has a relatively small market share. It competes with other commercial banks, a savings and loan, a credit union and mortgage companies. First State Bank has entered into a definitive agreement with Stockman Bank of Montana for the sale of the Dillon branch. It is anticipated that the sale of the Dillon branch will be finalized before consummation of the merger between Thompson Falls Holding Company and Glacier.

PRODUCTS AND SERVICES

      Deposit Services. First State Bank offers a full range of deposit services that are typically available from banks, including a wide variety of personal and commercial checking and savings, certificates of deposit, and IRA accounts. Accounts are tailored to meet customer needs and competitive pressures.

      Loans. First State Bank offers consumer loans, commercial loans for business development and operation, mortgage loan both held "in-house" and sold on the secondary market, agricultural loans, and real estate development and construction loans. First State Bank has a current lending limit of $2,000,000. From time to time First State Bank sells and purchases participation in loans made by other banks. Loans are made in accordance with established loan policies and in accordance with federal regulations and guidelines.

      Other Services. First State Bank's other products and services, provided at each location, include credit cards, debit cards, letters of credit, safe deposit boxes, ATMs, merchant credit card services, savings bonds, travelers checks, and night deposit, telephone banking and internet banking.

EMPLOYEES

      First State Bank has 49 employees, several of which are part time. Thompson Falls Holding Company has no employees in addition to those of First State Bank.

PROPERTIES

      First State Bank's Thompson Falls office is at 107 South Fulton Street and consists of a building with approximately 7500 square feet. The building and real estate are owned by First State Bank. TFCH owns a an adjacent parcel of real property for future expansion and another adjacent property used by First State Bank for a parking lot.

      First State Bank owns its facility in Plains. It consists of approximately two acres with a building of approximately 4000 square feet.

      The Dillon facility is owned by First State Bank and consists of city lots and a building of approximately 6,500 square feet.

LEGAL PROCEEDINGS

      Thompson Falls Holding Company is not a party to any pending or threatened proceedings. First State Bank currently is, and from time to time may continue to be, a party to various legal actions in the ordinary course of business. Two such actions are now pending. In only one is First State Bank a defendant, and management believes that resolving the matter will not have a material adverse impact on First State Bank's financial position or operations.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following tables set forth information as of September ___, 2005, regarding all the shares of Thompson Falls Holding Company common stock, which shares are beneficially owned by (i) persons (other than executive officers or directors whose stock ownership is listed below), known by Thompson Falls Holding Company to own beneficially more than 5% of Thompson Falls Holding Company's common stock, (ii) directors of Thompson Falls Holding Company, and
(iii) all directors and executive officers of Thompson Falls Holding Company as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Thompson Falls Holding Company common stock listed as owned by such person or entity.

PRINCIPAL SHAREHOLDERS (5% OWNERS EXCLUSIVE OF DIRECTORS AND OFFICERS)

                                                                                                Percentage of
                                                                     Number of Shares of         Outstanding
       Name                          Address                          Common Stock Owned         Common Stock
       ----                          -------                          ------------------         ------------
Wallner Family LLP               c/o Valesca Walker                            800                 11.43%
Frederick Wallner, General      50 Scovel Lane
Partner                         Kalispell, MT 59901

Buddy J. and Judy Leufkens      P.O. Box 1030                                  400                  5.71%
                                Thompson Falls, MT 59873

DIRECTORS AND EXECUTIVE OFFICERS

                                                                                    Percentage of
                                                          Number of Shares of        Outstanding
                Name and Position                         Common Stock Owned         Common Stock
                -----------------                         ------------------         ------------
Robert T. Baxter, Director, President and CEO                  3,660 (1)                52.29%
Robert L. Fletcher, Director and Executive Officer             2,020 (2)                28.86%
Daniel W. Whittenburg, Director                                  120                     1.71%

OFFICERS & DIRECTORS AS A GROUP                                5,800                    82.86%
(3 INDIVIDUALS)

(1) Includes 1,800 held in the Robert T. Baxter Irrevocable Trust, for which Mr. Baxter is the trustee; and 1,000 shares held by Mr. Baxter's spouse.

(2) Includes 334 shares held in the Brian Fletcher Trust, for which Mr. Fletcher is the trustee; 334 shares held in the Lindsey Fletcher Trust, for which Mr. Fletcher is the trustee; 453 shares held in the Robert K. & Evelyn P. Fletcher Trust, for which Mr. Fletcher is the trustee; 210 shares held in an IRA for the benefit of Mr. Fletcher; and 132 shares held by Mr. Fletcher's spouse.

                     DESCRIPTION OF GLACIER'S CAPITAL STOCK

      Glacier's authorized capital stock consists of 78,125,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this proxy statement/prospectus, Glacier had no shares of preferred stock issued. The Glacier board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board of directors may determine.

      Glacier common stock is listed for trading on the Nasdaq National Market under the symbol "GBCI."

      Glacier's shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of Glacier common stock has the same relative rights and is identical in all respects to every other share of Glacier common stock. If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier's remaining assets after provision for liabilities.

      For additional information concerning Glacier's capital stock, see "Comparison Of Certain Rights Of Holders Of Glacier And Thompson Falls Holding Company Common Stock."

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
             GLACIER AND THOMPSON FALLS HOLDING COMPANY COMMON STOCK

      Montana law and Glacier's Articles of Incorporation and Bylaws govern the rights of Glacier shareholders and will govern the rights of Thompson Falls Holding Company shareholders who become shareholders of Glacier as a result of the merger. The rights of Thompson Falls Holding Company shareholders are currently governed by Montana law and by Thompson Falls Holding Company's Articles of Incorporation and Bylaws. The following is a brief summary of certain differences between the rights of Glacier and Thompson Falls Holding Company shareholders. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law. See also "Where You Can Find More Information About Glacier."

                GLACIER                          THOMPSON FALLS HOLDING CO.

                            AUTHORIZED CAPITAL STOCK

Common Stock. 78,150,000 shares      Common Stock. 100,000 shares
authorized, $0.01 par value per      authorized, $1.00 par value per
share.                               share.

Preferred Stock. 1,000,000 shares    Preferred Stock. No shares of
authorized, $0.01 par value per      preferred stock are authorized.
share.

                                 DIVIDEND RIGHTS

Dividends may be paid on Glacier     Dividends may be paid on Thompson
common stock as and when declared    Falls Holding Company common stock
by the Glacier board of directors    as and when declared by the
out of funds legally available for   Thompson Falls Holding Company
the payment of dividends. The        board of directors out of funds
Glacier board of directors may       legally available for the payment
issue preferred stock that is        of dividends. The ability of
entitled to such dividend rights as  Thompson Falls Holding Company to
the board of directors may           pay dividends is essentially
determine, including priority over   subject to the same factors
the common stock in the payment of   applicable to Glacier, as discussed
dividends. The ability of Glacier    at left.
to pay dividends basically depends
on the amount of dividends paid to
it by its subsidiaries.

The payment of dividends is subject
to government regulation, in that
regulatory authorities may prohibit
banks and bank holding companies
from paying dividends in a manner
that regulatory authorities may
prohibit banks and bank holding
companies from paying dividends in
a manner that would constitute an
unsafe or unsound banking practice.
In addition, a bank may not pay
cash dividends if doing so would
reduce the amount of its capital
below that necessary to meet
minimum applicable regulatory
capital so would reduce the amount
of its capital below that necessary
to meet minimum applicable
regulatory capital requirements.
State laws also limit a bank's
ability to pay dividends.
Accordingly, the dividend
restrictions imposed on the
subsidiaries by statute or
regulation effectively may limit
the amount of dividends Glacier can
pay.

                               BOARD OF DIRECTORS

Glacier's articles of incorporation  Thompson Falls Holding Company's
provide that the number of           bylaws set the number of directors
directors may not be less than       at not less than three (3) nor more
seven (7) or more than seventeen     than eleven (11). The number of
(17). The articles further provide   directors is currently set at three
that the board must generally be     (3).
staggered if there are nine (9) or
more members. Glacier's board
currently consists of nine (9)
members, each of whom has a
staggered three-year term.

                                PREEMPTIVE RIGHTS

Glacier's shareholders do not have   Thompson Falls Holding Company's
preemptive rights to subscribe to    articles of incorporation grant
additional securities that may be    Thompson Falls Holding Company's
issued.                              shareholders preemptive rights that
                                     allows for the purchase of a
                                     proportional number of shares of
                                     any future issue of common stock.

                               LIQUIDATION RIGHTS

If Glacier is liquidated, the        If Thompson Falls Holding Company
holders of Glacier common stock are  is liquidated, the holders of
entitled to share, on a pro rata     Thompson Falls Holding Company
basis, Glacier's remaining assets    common stock are entitled to share,
after provision for liabilities.     on a pro rata basis, Thompson Falls
The Glacier board of directors is    Holding Company's remaining assets
authorized to determine the          after provision for liabilities.
liquidation rights of any preferred  All outstanding shares of Thompson
stock that may be issued. All        Falls Holding Company common stock
outstanding shares of Glacier        are, and the shares to be issued in
common stock are, and the shares to  the merger will be, fully paid and
be issued in the merger will be,     nonassesable.
fully paid and nonassesable.

                AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

The Montana Business Corporation     Thompson Falls Holding Company is
Act ("MBCA") authorizes a            also governed by the MBCA and the
corporation's board of directors to  Thompson Falls Holding Company
make various changes of an           board of directors may, by a
administrative nature to its         majority vote, amend Thompson Falls
articles of incorporation,           Holding Company's bylaws.
including increasing the number of
outstanding shares in proportion to
a stock split or stock dividend in
the corporation's own shares. Other
amendments to a corporation's
articles of incorporation must be
recommended to the shareholders by
the board of directors, unless the
board determines that because of a
conflict of interest or special
circumstances it should make no
recommendation, and must be
approved by a majority of all votes
entitled to be cast by each voting
group that has a right to vote on
the amendment. The Glacier board of
directors may, be a majority vote,
amend Glacier's bylaws.

                        APPROVAL OF CERTAIN TRANSACTIONS

The MBCA does not contain any        The MBCA does not contain any
"anti-takeover" provisions imposing  "anti-takeover" provision imposing
specific requirements or             specific requirements or
restrictions on transactions         restrictions on transactions
between a corporation and            between a corporation and
significant shareholders. Glacier's significant shareholders. Unlike articles of incorporation contain a Glacier's articles, Thompson Falls
provision requiring that specified   Holding Company's articles of
transactions with an "interested     incorporation do not contain any
shareholder" be approved by 80% of   "anti-takeover" provisions.
the voting power of the then
outstanding shares unless it is (i)
approved by Glacier's board of
directors, or (ii) certain price
and procedural requirements are
satisfied. An "interested
shareholder" is broadly defined to
include the right, directly or
indirectly, to acquire or to
control the voting or disposition
of 10% or more of Glacier's voting
stock.

                               BOARD OF DIRECTORS

Glacier's articles of incorporation  Thompson Falls Holding Company's
provide that the number of           bylaws set the number of directors
directors may not be less than       at not less than three (3) nor more
seven (7) nor more than seventeen    than eleven (11). The number of
(17). The articles further provide   directors is currently set at three
that the board must generally be     (3).
staggered if there are nine (9) or
more members. Glacier's board
currently consists of nine (9)
members, each of whom has a
staggered three-year term.

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

Under the MBCA, indemnification of   The MBCA indemnification of
directors and officers is            directors also applies to Thompson
authorized to cover judgments,       Falls Holding Company, and Thompson
amounts paid in settlement, and      Falls Holding Company's bylaws
expenses arising out of actions      provide that Thompson Falls Holding
where the director or officer acted  Company shall indemnify its in good faith and in or not opposed  directors and officers to the
to the best interests of the         fullest extent not prohibits by
corporation, and in criminal cases,  law, including for derivative
where the director or officer had    actions.
no reasonable cause to believe that
his or her conduct was unlawful.
Unless limited by the corporation's
articles of incorporation, Montana
law requires indemnification if the
director or officer is wholly
successful on the merits of the
action. Glacier's bylaws provide
that Glacier shall indemnify its
directors and officers to the
fullest extent not prohibited by
law, including indemnification for
payments in settlement of actions
brought against a director or
officer in the name of the
corporation, commonly referred to
as a derivative action. Under the
MBCA, any indemnification of a
director in a derivative action
must be reported to shareholders in
writing prior to the next annual
meeting of shareholders.

                        RESTRICTION OF TRANSFER OF SHARES

Glacier's articles and bylaws do     In order to maintain Thompson Falls
not provide any specific limitation  Holding Company as a close
on its ability to transfer shares,   corporation, which was the original
nor require the company's shares to  intention, Thompson Falls Holding
bear a restrictive legend.           Company's bylaws restrict the
                                     transfer of shares by a shareholder
                                     in that the shareholder may not
                                     sell his or her shares on the open
                                     market or to the public without
                                     having first offered that same to
                                     Thompson Falls Holding Company If
                                     Thompson Falls Holding Company does
                                     not elect to purchase those shares
                                     then it shall be offered on a pro
                                     rata basis in proportion to the
                                     shares held by those shareholders.
                                     If no shareholder accepts the offer
                                     of sale the stock may be sold to
                                     other parties. This is generally
                                     referred to as a "right of first
                                     refusal."

                                     For purposes of the Merger, the
                                     shareholders of Thompson Falls
                                     Holding Company have agreed in
                                     writing to waive this right of
                                     first refusal.

                      POTENTIAL "ANTI-TAKEOVER PROVISIONS"

Glacier's articles of incorporation  Thompson Falls Holding Company's
include certain provisions that      articles of incorporation do not
could make more difficult the        contain the potential
acquisition of Glacier by means of   "anti-takeover" provisions that are
a tender offer, a proxy contest,     found in Glacier's articles.
merger or otherwise. These
provisions include: (i) the
"staggered board," whereby only
one-third of the members of the
board of directors are elected in
any particular year; and (ii) a
requirement that any "Business
Combination" (as defined in the
articles of incorporation) be
approved by the affirmative vote of
not less than 80% of the voting
power of the then outstanding
shares unless it is either approved
by the board of directors or
certain price and procedural
requirements are satisfied.

In addition, the authorization of
preferred stock, which is intended
primarily as a financing tool and
not as a defensive measure against
takeovers, may potentially be used
by management to make more
difficult uninvited attempts to
acquire control of Glacier (for
example, by diluting the ownership
interest of a substantial
shareholder, increasing the amount
of consideration necessary for
shareholder to obtain control, or
selling authorized but unissued
shares to friendly third parties).

The staggered board structure of
the board of directors, the
"supermajority" approval
requirement for certain business
transactions, and the availability
of Glacier's preferred stock for
issuance without shareholder
approval, may have the effect of
lengthening the time required for a
person to acquire control of
Glacier through a tender offer,
proxy contest or otherwise, and may
deter any potentially unfriendly
offers or other efforts to obtain
control of Glacier. This could
deprive Glacier's shareholders of
opportunities to realize a premium
for their Glacier common stock,
even in circumstances where such
action was favored by a majority of
Glacier's shareholders.

                              CERTAIN LEGAL MATTERS

      The validity of the Glacier common stock to be issued in the merger will be passed upon for Glacier by its special counsel, Christensen, Moore, Cockrell, Cummings & Axelberg, P.C., Kalispell, Montana.

                                     EXPERTS

      The consolidated financial statements of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

                WHERE YOU CAN FIND MORE INFORMATION ABOUT GLACIER

      Glacier files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Glacier files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Glacier's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov). As described below, you may also obtain the documents that Glacier is incorporating by reference into this proxy statement/prospectus from Glacier.

      Glacier has filed a Registration Statement on Form S-4 to register with the SEC the shares of Glacier common stock to be issued to Thompson Falls Holding Company shareholders in the merger. This proxy statement/prospectus is part of that Registration Statement and constitutes a prospectus of Glacier in addition to being a proxy statement of Thompson Falls Holding Company for the Thompson Falls Holding Company special shareholders meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

      The SEC allows Glacier to "incorporate by reference" information into this proxy statement/prospectus, which means that Glacier can disclose important information to you by referring you to another document filed separately by Glacier with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Glacier has previously filed with the SEC (other than current reports furnished under Item 9 or Item 12 of Form 8-K). These documents contain important information about Glacier and its finances:

            -     Annual Report on Form 10-K for the year ended December 31,
                  2004;

            - Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005;

            - Proxy Statement for Glacier's 2005 Annual Meeting of Shareholders; and

            - Current Reports on Form 8-K filed February 1, 2005, March 1, 2005, April 29, 2005, June 17, 2005, and July 15, 2005; and on
                  Form 8-K/A filed June 24, 2005.

      Glacier is also incorporating by reference additional documents that Glacier files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of Thompson Falls Holding Company shareholders (other than current reports furnished under Item 2.01 or Item 7.01 of Form 8-K).

      YOU CAN OBTAIN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE THROUGH GLACIER OR THE SEC. YOU CAN OBTAIN THE DOCUMENTS FROM THE SEC, AS DESCRIBED ABOVE. THESE DOCUMENTS ARE ALSO AVAILABLE FROM GLACIER WITHOUT CHARGE, EXCLUDING EXHIBITS UNLESS GLACIER HAS SPECIFICALLY INCORPORATED SUCH EXHIBITS BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS BY REQUESTING THEM FROM GLACIER AT 49 COMMONS LOOP, KALISPELL, MONTANA 59901, TELEPHONE NUMBER (406) 751-4703,
ATTN: JAMES H. STROSAHL, CORPORATE SECRETARY. IF YOU

WOULD LIKE TO REQUEST DOCUMENTS FROM GLACIER, PLEASE DO SO BY _________, 2005 TO RECEIVE THEM BEFORE THE THOMPSON FALLS HOLDING COMPANY SPECIAL SHAREHOLDERS MEETING. CERTAIN REPORTS CAN ALSO BE FOUND ON GLACIER'S WEBSITE AT WWW.GLACIERBANCORP.COM.

      Glacier has supplied all of the information concerning it contained in this proxy statement/prospectus, and Thompson Falls Holding Company has supplied all of the information concerning it.

      You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in deciding how to vote on the merger. We have not authorized anyone to provide you with information other than what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September ___, 2005. You should not assume that information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to Thompson Falls Holding Company shareholders nor the issuance of Glacier common stock in the merger will create any implication to the contrary.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act ("MBCA") contain specific provisions relating to indemnification of directors and officers of Montana corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

      The articles of incorporation of Glacier provide, among other things, that the personal liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permitted by the MBCA. Glacier's bylaws provide that the corporation shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against a director or officer in the name of the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   The exhibits are listed on the accompanying "Exhibit Index".

      (b)   Financial Statement Schedules. None.

ITEM 22. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                  (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof..

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana August 23, 2005.

                                     GLACIER BANCORP, INC.

                                     By: /s/ Michael J. Blodnick
                                         -------------------------------------
                                         Michael J. Blodnick President and
                                         Chief Executive Officer

      Each person whose individual signature appears below hereby authorizes and appoints Michael J. Blodnick and James H. Strosahl, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

                                     SIGNATURE AND TITLE

                                     By: /s/ Michael J. Blodnick
                                        ---------------------------------------
                                        Michael J. Blodnick, President and Chief
                                            Executive Officer and Director
                                            (Principal Executive Officer)

                                     By: /s/ James H. Strosahl
                                         --------------------------------------
                                         James H. Strosahl, Executive Vice
                                          President and Chief Financial Officer
                                            (Principal Financial Officer)

                                     By:  /s/ John S. MacMillan
                                         --------------------------------------
                                         John S. MacMillan, Chairman of the
                                         Board and Director

                                     By: /s/ William L. Bouchee
                                         --------------------------------------
                                         William L. Bouchee, Director

                                     By: /s/ James M. English
                                         ---------------------------------------
                                         James M. English, Director

                                     By: /s/ Allen J. Fetscher
                                         --------------------------------------
                                         Allen J. Fetscher, Director

                                     By: /s/ Fred J. Flanders
                                         ---------------------------------------
                                         Fred J. Flanders, Director

                                     By: /s/ Jon W. Hippler
                                         --------------------------------------
                                         Jon W. Hippler, Director

                                     By: /s/ L. Peter Larson
                                         --------------------------------------
                                         L. Peter Larson, Director

                                     By: /s/ Everit A. Sliter
                                         --------------------------------------
                                         Everit A. Sliter, Director

                                  EXHIBIT INDEX

Exhibit No.                        Description of Exhibit

2 Plan and Agreement of Merger dated as of July 15, 2005, by and among Glacier Bancorp, Inc., First Security Bank of Missoula, Thompson Falls Holding Company and First State Bank (contained in Appendix A to the proxy statement/prospectus which is included in the registration statement).

5 Opinion of Christensen, Moore, Cockrell, Cummings & Axelberg, P.C., regarding legality of securities.

8              Opinion of Graham & Dunn PC regarding federal income tax matters.

10.1           Non-Competition and Voting Agreement.

10.2           Director Resignation Agreement.

10.3           Employment Agreement for Michael Baxter.

10.4           Employment Agreement for Kate Kovarik.

23.1 Consent of Christensen, Moore, Cockrell, Cummings & Axelberg, P.C. (contained in its opinion filed as Exhibit 5).

23.2 Consent of Graham & Dunn PC as to its tax opinion (contained in its opinion filed as Exhibit 8).

23.3 Consent of KPMG LLP, independent registered public accounting firm.

24 Power of Attorney (contained on the signature page of the registration statement).

99.1           Form of proxy to be mailed to shareholders of Thompson Falls
               Holding Company.

99.2 Letter of Transmittal to be mailed to shareholders of Thompson Falls Holding Company.

                                                                      APPENDIX A

                                  CONFIDENTIAL

================================================================================

                          PLAN AND AGREEMENT OF MERGER

                                      AMONG

             GLACIER BANCORP, INC., FIRST SECURITY BANK OF MISSOULA,

                 THOMPSON FALLS HOLDING CO. AND FIRST STATE BANK

                            DATED AS OF JULY 14, 2005

================================================================================

                          PLAN AND AGREEMENT OF MERGER
                                      AMONG
             GLACIER BANCORP, INC., FIRST SECURITY BANK OF MISSOULA,
                 THOMPSON FALLS HOLDING CO. AND FIRST STATE BANK

      This Plan and Agreement of Merger (the "Agreement"), dated as of July 14, 2005, is made by and among GLACIER BANCORP, INC. ("Glacier"), FIRST SECURITY BANK OF MISSOULA ("FSB-Missoula"), THOMPSON FALLS HOLDING CO. ("TFHC") and FIRST STATE BANK ("FSB-Thompson Falls").

                                    PREAMBLE

      The management and boards of directors of Glacier, FSB-Missoula, TFHC and FSB-Thompson Falls, respectively, believe that the proposed Mergers, to be accomplished in the manner set forth in this Agreement, are in the best interests of the respective corporations and their shareholders.

                                    RECITALS

A.    THE PARTIES. The parties to the Mergers are as follows:

      (1) Glacier is a corporation duly organized and validly existing under Montana law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Glacier's principal office is located in Kalispell, Montana. Glacier owns all of the outstanding common stock of FSB-Missoula.

      (2) FSB-Missoula is a state-chartered banking corporation duly organized and validly existing under Montana law with its principal office located in Missoula, Montana.

      (3) TFHC is a corporation duly organized and validly existing under Montana law and is a registered bank holding company under the BHC Act. TFHC's principal office is located in Thompson Falls, Montana. TFHC owns all of the outstanding common stock of FSB-Thompson Falls.

      (4) FSB-Thompson Falls is a state-chartered banking corporation duly organized and validly existing under Montana law with its principal office located in Thompson Falls, Montana.

B. THE MERGERS. On the Effective Date, (i) TFHC will merge with and into Glacier, with Glacier as the surviving entity; (ii) FSB-Thompson Falls will merge with and into FSB-Missoula, with FSB-Missoula surviving as a wholly owned subsidiary of Glacier; and (iii) FSB-Thompson Falls will operate as "First State Bank, a division of First Security Bank of Missoula."

C. BOARD APPROVALS. The respective boards of directors of Glacier, FSB-Missoula, TFHC and FSB-Thompson Falls have approved this Agreement and authorized its execution and delivery.

D.    OTHER APPROVALS. The Mergers are subject to:

      (1)   Satisfaction of the conditions described in this Agreement;

      (2)   Approval by TFHC's shareholders; and

      (3) Approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System ("Federal Reserve"), (b) the State of Montana Division of Banking and Financial Institutions, and
            (c) any other agencies having jurisdiction over the Mergers (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENTS. FSB-Missoula has entered into employment agreements, each of which will take effect as of the Effective Date, with Michael Baxter and Kate Kovarik.

F. CONTROLLING SHAREHOLDER AGREEMENTS. In connection with the parties' execution of this Agreement, Robert ("Skip") Baxter and Robert Fletcher have entered into agreements, pursuant to which, among other things, each agrees to vote his shares of TFHC common stock in favor of the actions contemplated by this Agreement and to refrain from competing with Glacier and/or FSB-Missoula for a period of time.

G. DIRECTOR RESIGNATIONS. Each TFHC and FSB-Thompson Falls director has entered into an agreement that he or she will resign as of the Effective Date of the Mergers.

H. BANK MERGER AGREEMENT. Concurrent with the parties' execution of this Agreement, FSB-Thompson Falls and FSB-Missoula have entered into a merger agreement, providing for the Bank Merger (the "Bank Merger Agreement").

I. INTENTION OF THE PARTIES -- TAX TREATMENT. The parties intend the Holding Company Merger to qualify, for federal income tax purposes, as a tax-free reorganization under IRC Section 368(a), and the parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                    AGREEMENT

      In consideration of the mutual agreements set forth in this Agreement, Glacier, FSB-Missoula, TFHC and FSB-Thompson Falls agree as follows:

                                   DEFINITIONS

      The following capitalized terms used in this Agreement will have the following meanings:

      "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving TFHC or any successor, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of TFHC or any of its Subsidiaries representing 25 percent or more of the consolidated assets of TFHC and its Subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 50 percent or more of the voting power of TFHC or its Subsidiaries, in each case with or by a person or entity other than Glacier or one of its Subsidiaries.

      "Agreement" means this Plan and Agreement of Merger.

      "ALLL" means allowance for possible loan and lease losses.

      "Asset Classification" has the meaning assigned to such term in Section
3.1.16 of this Agreement.

      "Bank Merger" means the merger of FSB-Thompson Falls with and into FSB-Missoula.

      "Bank Merger Agreement" means the merger agreement described in Recital H.

      "Banking Act" means the Montana Bank Act, Title 32 of the Montana Code.

      "BHC Act" has the meaning assigned to such term in Recital A of this Agreement.

      "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Montana are required by law to remain closed.

      "Capital" means TFHC's capital stock, surplus and undivided profits determined in accordance with GAAP, applied on a consistent basis, without giving any effect to any impact from gains or losses on available for sale securities between the date of this Agreement and Closing.

      "Certificate" has the meaning assigned to such term in Section 1.8.1 of this Agreement.

      "Closing" means the closing of the Mergers contemplated by this Agreement, which will occur on the Effective Date, as more fully specified in Section 2.1 of this Agreement.

      "Compensation Plans" has the meaning assigned to such term in Section
3.1.20 of this Agreement.

      "Dillon Branch" means the office of FSB-Thompson Falls located in Dillon, Montana.

      "Dillon Branch Additional Consideration" means the consideration contemplated by Section 1.4 of this Agreement.

      "Director" means the Director of the Division of Banking and Financial Institutions for the State of Montana.

      "Effective Date" means the date on which all conditions to Closing have occurred and on which the Mergers take place, as more fully specified in Section
2.1 of this Agreement.

      "Employees" has the meaning assigned to such term in Section 3.1.20 of this Agreement.

      "Environmental Laws" has the meaning assigned to such term in Section
3.1.7 of this Agreement.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means, with respect to TFHC, any other entity that is considered one employer with TFHC under Section 4001 of ERISA or Section 414 of the IRC.

      "Exchange Act" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

      "Exchange Agent" means American Stock Transfer and Trust.

      "Exchange Fund" has the meaning assigned to such term in Section 1.7 of this Agreement.

      "Execution Date" means the date of this Agreement.

      "Executive Officers," with respect to FSB-Missoula, means William Bouchee and Scott Burke.

      "Executive Officers," with respect to Glacier, means Michael J. Blodnick and James H. Strosahl.

      "Executive Officers," with respect to TFHC and/or FSB-Thompson Falls, means Robert ("Skip") Baxter, Michael Baxter, Robert Fletcher and Kate Kovarik.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "Federal Reserve" means the Board of Governors of the Federal Reserve System.

      "FSB-Missoula" means First Security Bank of Missoula, a Montana state chartered banking corporation, that has its head office in Missoula, Montana, and that is wholly owned by Glacier.

      "FSB-Thompson Falls" is First State Bank, a Montana state chartered bank, that has its head office in Thompson Falls, Montana, and that is wholly owned by TFHC.

      "GAAP" means generally accepted accounting principles.

      "Glacier" is Glacier Bancorp, Inc., a Montana corporation that has its principal place of business in Kalispell, Montana, and that is a bank holding company registered pursuant to the BHC Act.

      "Glacier Common Stock" means the shares of Glacier common stock, $0.01 par value per share, issued and outstanding from time to time.

      "Glacier Contract" has the meaning assigned to such term in Section 3.2.2 of this Agreement.

      "Glacier Financial Statements" means Glacier's (i) audited consolidated balance sheet as of December 31, 2004, 2003 and 2002 and the related audited consolidated statements of income, cashflows and changes in shareholders' equity for each of the years ended December 31, 2004, 2003 and 2002; (ii) unaudited consolidated balance sheet as of the end of each fiscal quarter following December 31, 2004 but preceding the Execution Date, and the related unaudited consolidated statements of income, cashflows and changes in shareholders' equity for each such quarter; and (iii) unaudited consolidated balance sheets and related consolidated statements of income and shareholders' equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

      "Glacier Shares" means the shares of Glacier Common Stock to be issued to the holders of TFHC Common Stock in accordance with Section 1.3.2 of this Agreement.

      "Hazardous Substances" has the meaning assigned to such term in Section
3.1.7 of this Agreement.

      "Holding Company Merger" means the merger of TFHC with and into Glacier.

      "IRC" means the Internal Revenue Code of 1986, as amended.

      "Leased Real Property" means the real Properties subject to Leases as identified in Schedule 6 to this Agreement.

      "Leases" means the terms and conditions governing the leasehold interests in the Leased Real Property as identified in Schedule 6 to this Agreement.

      "Liens" means, collectively, liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind.

      "Material Adverse Effect" with respect to a Person means an effect that:
(i) is materially adverse to the business, financial condition, results of operations or prospects of the Person and its Subsidiaries taken as a whole;
(ii) significantly and adversely affects the ability of the Person to consummate the Mergers on or by January 31, 2006 or to perform its material obligations under this Agreement; or (iii) enables any persons to prevent the consummation on or by January 31, 2006 of the Mergers.

      "MBCA" means the Montana Business Corporations Act, as amended.

      "Merger Consideration" means the aggregate consideration contemplated by
Section 1.3.2 of this Agreement.

      "Mergers" means the Holding Company Merger and the Bank Merger.

      "Net Proceeds," with respect to a possible divestiture of the Dillon Branch, means net after tax proceeds on the gain on sale, if any, in excess of the difference between (i) the book value of the assets attributed to the Dillon Branch in the TFHC Financial Statements and (ii) any amounts paid or payable pursuant to the employment agreement between FSB-Thompson Falls and Craig Rehm, dated as of February 1, 2003.

      "PCAOB" means the Public Company Accounting Oversight Board.

      "Pension Plan" has the meaning assigned to such term in Section 3.1.20 of this Agreement.

      "Person" includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

      "Plan" has the meaning assigned to such term in Section 3.1.20 of this Agreement.

      "Properties" with respect to any party to this Agreement means properties or other assets owned or leased by such party or any of its Subsidiaries.

      "Proposed Dissenting Shares" means those shares of TFHC Common Stock as to which shareholders have given notice of their intent to assert appraisal rights pursuant to Section 35-1-830 of the MBCA.

      "Prospectus/Proxy Statement" means the Prospectus/Proxy Statement referred to in Section 4.2.1 of this Agreement, to be provided to each shareholder of TFHC in connection with their consideration and approval of the Holding Company Merger.

      "Registration Statement" has the meaning assigned in Section 4.2.1 of this Agreement.

      "Reports" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

      "Securities Laws" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

      "Subject Property" has the meaning assigned to such term in Section 3.1.7 of this Agreement.

      "Subsequent Glacier Financial Statements" means Glacier Financial Statements for each fiscal quarter ending after the Execution Date and prior to Closing.

      "Subsequent TFHC Financial Statements" means TFHC Financial Statements for each month ending after the Execution Date and prior to Closing.

      "Subsidiary" with respect to any party to this Agreement means any Person in which such party owns the majority of outstanding capital stock or voting power.

      "Termination Date" has the meaning assigned to such term in Section 7.1 of this Agreement.

      "Termination Fee" has the meaning assigned to such term in Section 7.3 of this Agreement.

      "TFHC" is Thompson Falls Holding Co., a Montana corporation that has its principal place of business in Thompson Falls, Montana, and that is a bank holding company registered pursuant to the BHC Act.

      "TFHC Common Stock" means the shares of TFHC common stock, $1.00 par value per share, issued and outstanding from time to time.

      "TFHC Contract" has the meaning assigned to such term in Section 3.1.2 of this Agreement.

      "TFHC Financial Statements" means Thompson Falls' (i) audited consolidated balance sheet as of December 31, 2004, 2003 and 2002 and the related audited consolidated statements of income, cashflows and changes in shareholders' equity for each of the years ended December 31, 2004, 2003 and 2002; (ii) unaudited consolidated balance sheet as of the end of each fiscal quarter following December 31, 2004 but preceding the Execution Date, and the related unaudited consolidated statements of income, cashflows and changes in shareholders' equity for each such quarter; and (iii) unaudited consolidated balance sheets and related consolidated statements of income and shareholders' equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

      "TFHC Meeting" has the meaning assigned in Section 4.2.2 of this Agreement.

      "TFHC Transaction Fees" has the meaning assigned to such term in Section
5.2.3 of this Agreement.

                                   SECTION 1.
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Subject to the terms and conditions set forth in this Agreement and in the Schedules and Exhibits, TFHC will merge with and into Glacier in the Holding Company Merger pursuant to this Agreement, and FSB-Thompson Falls will merge with and into FSB-Missoula in the Bank Merger pursuant to the Bank Merger Agreement.

1.2   MERGERS.

      1.2.1 HOLDING COMPANY MERGER. Upon Closing of the Holding Company Merger, pursuant to the provisions of the MBCA, all shares of TFHC Common Stock issued and outstanding immediately prior to Closing, except for Proposed Dissenting Shares, will, by virtue of the Holding Company Merger and without any action on the part of any holder of shares of TFHC Common Stock, be converted into the right to receive the Merger Consideration described in Section 1.3 of this Agreement.

      1.2.2 BANK MERGER. Pursuant to the terms and conditions of the Bank Merger Agreement, FSB-Thompson Falls will be merged into FSB-Missoula, with FSB-Missoula as the resulting bank.

1.3 MERGER CONSIDERATION. Subject to the provisions of this Agreement, on the Effective Date:

      1.3.1 OUTSTANDING GLACIER COMMON STOCK. The shares of Glacier Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain as issued and outstanding shares of Glacier Common Stock.

      1.3.2 OUTSTANDING TFHC COMMON STOCK. Each share of TFHC Common Stock issued and outstanding immediately prior to the Execution Date will automatically and without any action on the part of the holder of such share, be converted into and represent the right to receive from Glacier, either Glacier Shares, cash, or a combination thereof as set forth on Schedule 1 to this Agreement (collectively, the "Merger Consideration").

      1.3.3 CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, the number of shares of Glacier Common Stock or TFHC Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (not including increases in number due to issuances of shares upon exercise of any outstanding options) of Glacier or TFHC, as the case may be, then, as appropriate, a proportionate adjustment will be made to the Merger Consideration.

1.4   DILLON BRANCH ADDITIONAL CONSIDERATION.

      1.4.1 DIVESTITURE PRIOR TO EFFECTIVE DATE. If the divestiture of the Dillon Branch is consummated prior to the Effective Date, Net Proceeds from the divestiture of the Dillon Branch will be distributed in cash to the TFHC shareholders, on a pro rata basis, on or prior to the Effective Date.

      1.4.2 DEFINITIVE AGREEMENT PRIOR TO EFFECTIVE DATE. If a definitive agreement for the divestiture of the Dillon Branch is entered into prior to the Effective Date, but the divestiture is not yet consummated by that time, it is the intention of the parties to use their best efforts to agree upon estimated Net Proceeds. Such estimated Net Proceeds will be distributed in cash to the TFHC shareholders, on a pro rata basis, on or prior to the Effective Date. The subsequent actual Net Proceeds will be retained by FSB-Missoula.

      1.4.3 NO DIVESTITURE OR DEFINITIVE AGREEMENT PRIOR TO EFFECTIVE DATE. If prior the Effective Date, the divestiture of the Dillon Branch has not been consummated and no definitive agreement for the divestiture been entered into by that time, then subsequent Net Proceeds, if any, will be retained by FSB-Missoula.

1.5 NO FRACTIONAL SHARES. No fractional shares of Glacier Common Stock will be issued. In lieu of fractional shares, if any, each holder of TFHC Common Stock who is otherwise entitled to receive a fractional share of Glacier Common Stock will receive an amount of cash equal to the product of such fractional share times $25.73. Such fractional share interests will not include the right to vote or receive dividends or any interest on dividends.

1.6 PAYMENT TO DISSENTING SHAREHOLDERS. Proposed Dissenting Shares will have the rights provided by Title 35, Chapter 1, Part 8 of the MBCA.

1.7 DEPOSIT OF CASH AND SHARES. On or before the Effective Date, Glacier will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing TFHC Common Stock, for exchange in accordance with this Section 1.7, (i) certificates representing the Glacier Shares; (ii) the aggregate cash consideration of $2.1 million to be paid in accordance with Section 1.3.2; and (iii) the cash in lieu of fractional shares to be paid in accordance with Section
      1.4. Such cash and certificates for Glacier Shares, together with any dividends or distributions with respect thereto, are referred to in this Agreement as the "Exchange Fund."

1.8   CERTIFICATES.

      1.8.1 LETTER OF TRANSMITTAL. Glacier will cause the Exchange Agent to mail to each holder of record of a certificate evidencing TFHC Common Stock shares (a "Certificate") a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in accordance with
            Section 1.8.2 of this Agreement.

      1.8.2 SURRENDER OF CERTIFICATES. Subject to Section 1.6, each Certificate will, from and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive the Merger Consideration (or to receive the cash for fractional shares) to which the TFHC Common Stock shares converted in accordance with the provisions of this Section 1.8.2. Following the Effective Date, holders of Certificates will exchange their Certificates in accordance with instructions provided by the Exchange Agent pursuant to Section 1.8.1 of this Agreement and together with a properly completed and executed form of transmittal letter in order to effect their exchange for, as applicable, (i) certificates representing Glacier Common Stock; (ii) a check representing the cash consideration to be received pursuant to Section 1.3.2 and Schedule 2 to this Agreement; and/or (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until a Certificate is so surrendered, the holder will not be entitled to receive his or her portion of the Merger Consideration.

      1.8.3 ISSUANCE OF CERTIFICATES IN OTHER NAMES. Any person requesting that any certificate evidencing Glacier Shares be issued in a name other than the name in which the surrendered Certificate is registered, must: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Glacier Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

      1.8.4 LOST, STOLEN, AND DESTROYED CERTIFICATES. With respect to a Certificate that has been lost, stolen or destroyed, the Exchange Agent will be authorized to issue or pay the holder's portion of the Merger Consideration in exchange thereof, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns TFHC Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2)
            any appropriate affidavit the Exchange Agent may require, and (3) any reasonable assurances that the Exchange Agent or Glacier may require.

      1.8.5 RIGHTS TO DIVIDENDS AND DISTRIBUTIONS. After the Effective Date, no holder of any Certificate will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Glacier Common Stock on any date after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing Glacier Common Stock and (2) has surrendered in accordance with this Agreement his or her Certificates (or has met the requirements of Section 1.8.4 above) in exchange for certificates representing Glacier Shares. Surrender of Certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of TFHC Common Stock on a date before the Effective Date. When the holder surrenders his or her Certificates in exchange for Glacier Shares, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of Glacier Shares into which the holder's TFHC Common Stock was converted at the Effective Date.

      1.8.6 CHECKS IN OTHER NAMES. Any person requesting that a check for cash to be received in the Holding Company Merger or cash in lieu of fractional shares be issued in a name other than the name in which the Certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent's satisfaction the right to receive this cash.

      1.8.7 AFFILIATES. Certificates that are surrendered for exchange by any person constituting an "affiliate" of TFHC for purposes of Rule 145 of the Securities Act will not be exchanged for certificates representing Glacier Shares until Glacier has received a written agreement from such person as specified in Section 4.3.1.

      1.8.8 UNDELIVERED CERTIFICATES. Any portion of the Exchange Fund that remains unclaimed by shareholders of TFHC for six months after the Effective Date may be paid to Glacier. To the extent so paid, holders of TFHC Common Stock who have not, prior to such time, complied with the provisions of this Section 1.8 will, from such time forward, look only to Glacier for payment of the Merger Consideration, the cash in lieu of fractional shares, and/or unpaid dividends and distributions on the Glacier Shares deliverable with respect to each share of TFHC Common Stock held by such holder as determined pursuant to this Agreement, in each case, without any interest. Neither Glacier nor TFHC will be liable to any holder of TFHC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 2.
                             CLOSING OF TRANSACTION

2.1 CLOSING. The Closing will occur on the Effective Date. The Holding Company Merger shall be consummated by the filing by the Montana Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the MBCA, and by the issuance of a Certificate of Merger by the Secretary of State of Montana. The Bank Merger shall be consummated by the filing by the Director and Montana Secretary of State of Articles of Merger. Unless Glacier and TFHC agree upon a different date, the Effective Date will be the final Business Day of the month in which the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Section 5 of this Agreement. If Closing does not occur on or prior to January 31, 2006 and the parties do not mutually agree in writing to extend the Closing, either party may terminate this Agreement in accordance with Section 7.1 of this Agreement.

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Mergers will occur unless the adversely affected party waives the default.

2.3 PLACE AND TIME OF CLOSING. The Closing will take place at the office of Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901, or such other place as the parties agree, at 6:00 p.m. Mountain Time on the Effective Date, or such other time as the parties agree.

                                   SECTION 3.
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES. TFHC and FSB-Thompson Falls each represent and warrant to Glacier and FSB-Missoula that, except as disclosed in a Schedule to this Agreement:

      3.1.1 ORGANIZATION AND GOOD STANDING. TFHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted. The locations of all offices, including approved and unopened offices of its Subsidiaries, are listed in Schedule 2.

      3.1.2 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement does not and will not, and the consummation by TFHC and/or FSB-Thompson Falls of the Mergers will not, constitute or result in:
            (1) a breach or violation of, or a default under, either of their articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation by which either of them is bound or to which either of them is a party (collectively, the "TFHC Contracts"); or (3) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which either of them is subject; or (4) any change in the rights or obligations of any party under any of the TFHC Contracts. Schedule 3 contains a list of all consents TFHC and/or FSB-Thompson Falls must obtain from third parties under any TFHC Contracts before consummation of the Mergers.

      3.1.3 CAPITAL STOCK.

            (i) The authorized capital stock of TFHC consists of 100,000 shares of TFHC Common Stock, par value $1.00 per share. A total of 7,000 shares of TFHC Common Stock are issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable.

            (ii) FSB-Thompson Falls's authorized capital stock consists of 7,000 shares of common stock, par value $100.00 per share, of which 6,000 shares currently are issued and outstanding, all of which are validly issued to TFHC, fully paid and nonassessable, except to the extent of any assessment required under Section 32-1-506 of the Banking Act.

            (iii) No unissued shares of common stock or any other securities of
                  TFHC or FSB-Thompson Falls, or any of their Subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Schedule 4, and neither TFHC nor FSB-Thompson Falls has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

      3.1.4 SUBSIDIARIES. Except as listed in Schedule 5, TFHC has no Subsidiaries. The shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

      3.1.5 REPORTS AND FINANCIAL STATEMENTS.

            (i) Filing of Reports. Since January 1, 2002, TFHC and each of its Subsidiaries has filed and will file all reports and statements, together with any required amendments to these reports and statements, that they were required to file with
                  (1) the Federal Reserve, (2) the FDIC, and (3) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

            (ii) Delivery to Other Party of Reports. TFHC and FSB-Thompson Falls have delivered or otherwise made available to Glacier a copy of each registration statement, offering circular, report, definitive proxy statement or information statement (collectively, its "Reports") under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by either of them with respect to periods since January 1, 2002, through the Execution Date.

            (iii) Compliance with Securities Laws. As of their respective dates
                  (and without giving effect to any amendments or modifications filed after the Execution Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (iv) Financial Statements. Each of TFHC's balance sheets included in the TFHC Financial Statements fairly presents (or, in the case of TFHC Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of TFHC and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and shareholders' equity included in the TFHC Financial Statements fairly presents (or, in the case of TFHC Financial Statements to be prepared in accordance with
                  Section 4.1.9, if required, or for periods ending on a date following the Execution Date, will fairly present) the results of operations, shareholders' equity and cash flows, as the case may be, of TFHC and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in these statements.

      3.1.6 PROPERTIES.

            (i) TFHC and its Subsidiaries are not a party to any real property lease, whether as landlord, tenant, guarantor or otherwise, except as disclosed in Schedule 6. Except as disclosed or reserved against in the TFHC Financial Statements or in
                  Schedule 6, TFHC and/or one of its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in the TFHC Financial Statements as being owned or leased by any of them as of the Execution Date. Except as disclosed in Schedule 6, all buildings and structures on the Property owned and the equipment located thereon are in all material respects in good operating condition and repair and conform in all respects to all applicable laws, ordinances and regulations.

            (ii) To the knowledge of TFHC's Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to TFHC's business on a consolidated basis are owned by it or one of its subsidiaries or are held under leases or subleases by it or one of its subsidiaries, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

            (iii) Schedule 2 lists all of its existing branches and offices and all new branches or offices that FSB-Thompson Falls has applied to establish or purchase, along with the estimated cost to establish or purchase those new branches.

            (iv) TFHC has provided to Glacier copies of existing title policies, if any, held in its files relating to the Property, and to the knowledge of its Executive Officers, no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies (other than Liens for taxes not yet delinquent).

      3.1.7 ENVIRONMENTAL MATTERS.

            (i) For purposes of this Section 3.1.7, the following definitions apply:

                  (1) "Subject Property" with respect to a party means (i) all real property at which its business has been conducted, and any property where under any Environmental Law it is deemed to be the owner or operator of the property; (ii) any facility in which it is the owner or operator of the property; and (iii) all other real property that, for purposes of any

                        Environmental Law, it otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                  (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, order, decree, judgment, judicial opinion, or any agreement between TFHC or any of its Subsidiaries and any Governmental Entity, presently in effect or subsequently adopted relating to:
                        (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                  (3) "Hazardous Substances" means any substance, material or waste that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 33 USC Section 1362(6), (c) defined as a "hazardous waste" in 42 USC Section 6903(5), or (d) petroleum or a petroleum product or any other substance defined as "hazardous," "dangerous" or "toxic" under any federal or state law or regulation enacted for the protection of human health or the environment; provided, however, that supplies and materials used by TFHC and/or FSB-Thompson Falls for general office purposes will not be deemed to be Hazardous Substances for the purposes of this Agreement.

            (ii) Except as disclosed in Schedule 7 and to the knowledge of its Executive Officers, TFHC, its Subsidiaries and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

            (iii) Except as disclosed in Schedule 7 and to the knowledge of its
                  Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving TFHC, any of its Subsidiaries or any Subject Property, relating to:

                  (1) an asserted liability of TFHC or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                  (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                  (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                  (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

              (iv) Except as disclosed in Schedule 7, no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, neither TFHC nor any of its Subsidiaries owns, possesses or controls any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except in compliance with applicable Environmental Laws.

              (v) Except as disclosed in Schedule 7, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

              (vi) Except as disclosed in Schedule 7, to the knowledge of its Executive Officers, no condition from, on or under the Subject Property exists with respect to the Subject Property that would require remediation under applicable Environmental Laws.

      3.1.8 TAXES. All tax returns and reports required by law to be filed by TFHC and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon TFHC or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in the tax returns of TFHC and its Subsidiaries for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to federal or state tax returns of TFHC and its Subsidiaries for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. Except as set forth in
              Schedule 8 or except as specified in the foregoing sentence, in the past five years, there has been no past audit, objection to returns, or claim for additional taxes.

      3.1.9 ABSENCE OF REGULATORY ACTION. Neither TFHC nor any of its Subsidiaries is, to the knowledge of its Executive Officers, in material violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither TFHC nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor have they been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

      3.1.10 ALLOWANCE FOR LOAN LOSSES. In the opinion of its management, the ALLL shown in the latest TFHC Financial Statements is, and that which will be stated in the Subsequent TFHC Financial Statements prior to Closing will be, adequate to absorb its anticipated loan losses.

      3.1.11  MATERIAL AGREEMENTS.

              (i) Except for arrangements made after the date and in accordance with the terms of this Agreement, TFHC and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been set forth in Schedule 9.

              (ii) Neither TFHC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

      3.1.12 COMPLIANCE WITH LAWS. TFHC and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit TFHC or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on them. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of its Executive Officers, no suspension or cancellation of any of them is threatened.

      3.1.13 KNOWLEDGE AS TO CONDITIONS. The Executive Officers of TFHC and FSB-Thompson Falls know of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1 of this Agreement can not be obtained.

      3.1.14 NO MATERIAL ADVERSE EFFECT. Since December 31, 2004, (i) TFHC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (ii) there has not been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on TFHC or any of its Subsidiaries.

      3.1.15 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by or with respect to TFHC or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

      3.1.16  ASSET CLASSIFICATION.

              (i) Schedule 10 sets forth a list, accurate and complete, except as otherwise expressly noted, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of TFHC and its Subsidiaries that have been criticized or classified by any governmental or regulatory authority, by any outside auditor, or by any internal audit.

              (ii) Except as shown in Schedule 10, no amounts of its loans, extensions of credit or other assets that have been classified or criticized by any representative of any governmental entity as "Other Assets Especially Mentioned," "Substandard,"

                    "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by TFHC or its Subsidiaries before the date of this Agreement.

      3.1.17 LITIGATION. Except as disclosed in Schedule 11, no material litigation, proceeding or controversy before any court or governmental agency is pending (other than routine foreclosure proceedings), and there is no pending claim, action or proceeding against TFHC or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on them or to materially hinder or delay consummation of the Mergers, and, to the best knowledge of TFHC's Executive Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

      3.1.18 INSURANCE. TFHC and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to them (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 12 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by TFHC or its Subsidiaries.

      3.1.19 LABOR MATTERS. Neither TFHC nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. Neither TFHC nor any of its Subsidiaries is the subject of any proceeding: (1) asserting that they have committed an unfair labor practice or (2) seeking to compel them to bargain with any labor organization as to wages or conditions of employment. No strike involving TFHC or its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

      3.1.20  EMPLOYEE BENEFITS.

              (i) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by TFHC or FSB-Thompson Falls, as the case may be. TFHC and its Subsidiaries are not now nor have ever been a contributing employer to or sponsor of a multiemployer plan or a single employer plan subject to Title IV of ERISA.

              (ii)  Schedule 13 sets forth a list, as of the Execution Date, of
                    (a) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, and (b) all other material employee benefit plans that cover employees or former employees of TFHC and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering its current employees or those of its Subsidiaries (collectively,

                    "Employees"), including Plans and related amendments, have been made available to Glacier.

              (iii) All of its Plans covering Employees (other than
                    "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and TFHC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither TFHC nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that could subject it or any of its Subsidiaries to a tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i) in an amount that would be material.

              (iv) All material contributions TFHC or any of its Subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in the TFHC Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or ERISA
                    Section 302. Neither TFHC nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under IRC Sections 401(a)(29) or 412(f)(3) or ERISA Sections 306, 307 or 4204.

              (v)   Except as disclosed in the TFHC Financial Statements or in
                    Schedule 13, neither TFHC nor any of its Subsidiaries has any obligations for retiree health and life benefits.

              (vi) No provision of the documents governing any Plan contains restrictions on the rights of TFHC or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan other than normal liabilities for benefits.

              (vii) Except as disclosed in the TFHC Financial Statements or otherwise disclosed in this Agreement or in Schedule 13, the Mergers will not result in (a) vesting, acceleration, or increase of any amounts payable under any Compensation Plan,
                    (b) any material increase in benefits under any Compensation Plan or (c) payment of any severance or similar compensation under any Compensation Plan.

              (viii) Except as disclosed in Schedule 13, neither TFHC nor
                    FSB-Thompson Falls maintains an executive supplemental retirement plan or similar arrangement.

      3.1.21 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of TFHC or FSB-Thompson Falls, or under its authority, is or will be entitled to any commission, broker's, finder's or financial advisory fee in connection with the Mergers.

3.2 REPRESENTATIONS AND WARRANTIES OF GLACIER AND FSB-MISSOULA. Except as disclosed in a schedule to this Agreement, Glacier and FSB-Missoula each represent and warrant to TFHC:

      3.2.1 ORGANIZATION AND GOOD STANDING. Glacier is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted.

      3.2.2 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Glacier and/or FSB-Missoula of the Mergers will not, constitute or result in: (1) a breach or violation of, or a default under, either of their articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation by which either of them is bound or to which either of them is a party (collectively, the "Glacier Contracts"); or (3) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which either of them is subject; or (4) any change in the rights or obligations of any party under any of the Glacier Contracts.

      3.2.3   CAPITAL STOCK.

              (i) The authorized capital stock of Glacier consists of 78,125,000 shares of Glacier Common Stock, par value $0.01 per share. A total of 31,256,750 shares of Glacier Common Stock were issued and outstanding as of June 30, 2005, all of which were validly issued and are fully paid and nonassessable. As of June 30, 2005, options to acquire 1,849,656 shares of Glacier Common Stock have been granted and are outstanding.

              (ii) FSB-Missoula's authorized capital stock consists of 358,610 shares of common stock, par value $25.00 per share, of which 72,820 shares currently are issued and outstanding, all of which are validly issued to Glacier, fully paid and nonassessable, except to the extent of any assessment required under Section 32-1-506 of the Banking Act.

              (iii) No unissued shares of common stock or any other securities of Glacier or FSB-Missoula are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Glacier's Reports, and neither Glacier nor FSB-Missoula has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

      3.2.4   REPORTS AND FINANCIAL STATEMENTS.

              (i) Filing of Reports. Since January 1, 2002, Glacier and each of its Subsidiaries has filed and will file all reports and statements, together with any required amendments to these reports and statements, that they were and will be required to file with (1) the SEC, (2) the Federal Reserve, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

              (ii) Delivery to Other Party of Reports. Glacier and FSB-Missoula have made available to TFHC a copy of each Report under the Securities Laws filed, used or circulated by either of them with respect to periods since January 1, 2002, through the Execution Date.

              (iii) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              (iv) Financial Statements. Each of Glacier's balance sheets included in the Glacier Financial Statements fairly presents (or, in the case of Glacier Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of Glacier and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and shareholders' equity included in the Glacier Financial Statements fairly presents (or, in the case of Glacier Financial Statements to be prepared in accordance with Section 4.10 of this Agreement for periods ending on a date following the Execution Date, will fairly present) the results of operations, shareholders' equity and cash flows, as the case may be, of Glacier and its Subsidiaries for the periods set forth in these statements, in each case in accordance with GAAP, except as may be noted in these statements.

      3.2.5 FINANCING AND SHARES AVAILABLE. Glacier has, and at the Effective Date will have, (i) sufficient cash and cash equivalents on hand to pay the $2.1 million aggregate cash Merger Consideration, cash in lieu of fractional shares, and any amounts payable to holders of Proposed Dissenting Shares; and (ii) a sufficient number of shares of common stock authorized and available to issue the Glacier Shares.

      3.2.6 ABSENCE OF REGULATORY ACTION. Neither Glacier nor any of its Subsidiaries is, to the knowledge of its Executive Officers, in material violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither Glacier nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor have they been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

      3.2.7 COMPLIANCE WITH LAWS. Glacier and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit Glacier or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on them. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Glacier's Executive Officers, no suspension or cancellation of any of them is threatened.

      3.2.8 KNOWLEDGE AS TO CONDITIONS. The Executive Officers of Glacier or FSB-Missoula know of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1 of this Agreement can not be obtained.

      3.2.9 LITIGATION. Except as disclosed in Glacier's Reports, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Glacier or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on them or to materially hinder or delay consummation of the Mergers and, to the best knowledge of Glacier's Executive Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

      3.2.10 TAXES. All tax returns and reports required by law to be filed by Glacier and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon Glacier or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in the tax returns of Glacier and its Subsidiaries for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to federal or state tax returns of Glacier and its Subsidiaries for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement.

      3.2.11 NO MATERIAL ADVERSE EFFECT. Since December 31, 2004, (i) Glacier and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (ii) there has not been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on Glacier or any of its Subsidiaries.

      3.2.12 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by or with respect to Glacier or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

      3.2.13 SUBSIDIARIES. Except as identified in its Reports, Glacier has no Subsidiaries. The shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

      3.2.14 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Glacier or FSB-Missoula, or under its authority, is or will be entitled to any commission, broker's, finder's, or financial advisory fee in connection with the Mergers.

                                   SECTION 4.
                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

4.1 CONDUCT OF TFHC'S AND FSB-THOMPSON FALLS'S BUSINESS PRIOR TO CLOSING. The parties each covenant that, prior to Closing:

      4.1.1   AVAILABILITY OF BOOKS, RECORDS AND PROPERTIES.

              (i) With prior notice to TFHC, the books, records, properties, contracts and documents of TFHC and FSB-Thompson Falls will be available at all reasonable times to Glacier, FSB-Missoula and their counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as Glacier or FSB-Missoula deem reasonably relevant to the Mergers. TFHC and FSB-Thompson Falls will cooperate fully in such inspection and audit, and will make available all information reasonably requested by or on behalf of Glacier or FSB-Missoula.

              (ii) Upon request by Glacier or FSB-Missoula, TFHC and FSB-Thompson Falls will request that any third parties involved in the preparation or review of the TFHC Financial Statements or TFHC Subsequent Financial Statements disclose to Glacier and FSB-Missoula the work papers or any similar materials related to such financial statements.

      4.1.2 ORDINARY AND USUAL COURSE. Without prior written consent of Glacier or FSB-Missoula and except as required by the Director, the FDIC or the Federal Reserve (so long as Glacier and FSB-Missoula receive prior written notice of such required action), TFHC and FSB-Thompson Falls will conduct their respective business only in the ordinary and usual course and will not do any of the following (provided, however, that nothing in this Section
              4.1.2 shall be deemed to prevent FSB-Thompson Falls from entering into an agreement to transfer the Dillon Branch):

              (i) effect any stock split or other recapitalization with respect to TFHC Common Stock or the shares of FSB-Thompson Falls; issue (except for issuances upon the exercise of TFHC Options), pledge or encumber in any way any shares of such capital stock; or grant any option for shares of such capital stock;

              (ii) other than in the ordinary course of business, consistent with past practice, and as necessary to pay TFHC Transaction Fee expenses consistent with this Agreement, declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to TFHC Common Stock or the shares of FSB-Thompson Falls;

              (iii) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment other than in the ordinary and usual course of business (provided, however, that FSB-Thompson Falls may sell to its employees automobiles currently being used by such employees at a price no less than the present book value for such automobiles on the TFHC Financial Statements);

              (iv) solicit or accept deposit accounts of a different type from accounts previously accepted by FSB-Thompson Falls or at rates materially in excess of prevailing interest rates, or incur any indebtedness for borrowed money;

              (v) offer or make loans or other extensions of credit of a different type, or apply different underwriting standards, from those previously offered or applied by FSB-Thompson Falls, or offer or make a loan or extension of credit in an amount greater than $200,000 without prior consultation with FSB-Missoula;

              (vi) except for the transfer of the Leased Real Property, cancellation of Leases and satisfaction of obligations as contemplated by Section 4.1.12, acquire an ownership interest or a leasehold interest in any real property, except those disclosed in Schedule 6, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to Glacier such evaluation and at least 30 days' advance notice;

              (vii) enter into, renew, or terminate any contracts calling for a payment by either of them of more than $10,000 (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

              (viii) enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by either of them of more than $10,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

              (ix) enter into any personal services contract with any person or firm outside the ordinary course of business, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into to directly facilitate the Mergers;

              (x) (A) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain or loss realized from all sales after the Execution Date would be more than $10,000 or (B) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

              (xi) amend its Articles of Incorporation, Bylaws, or other formation agreements, or convert its charter or form of entity;

              (xii) implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Glacier or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

              (xiii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

              (xiv) other than in accordance with binding commitments existing on the Execution Date and that have been disclosed to Glacier, make any capital expenditures in excess of $10,000 per project or related series of projects or $25,000 in the aggregate, except for TFHC Transaction Fee expenses, which expenses may not exceed $50,000;

              (xv) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business except for expenses reasonably related to completion of the Mergers; or

              (xvi) take any action which would materially and adversely affect or delay their ability or the ability of Glacier and FSB-Missoula to obtain any necessary approvals, consents or waivers of any governmental authority required for the Mergers or to perform their respective covenants and agreements under this Agreement.

      4.1.3 CONTINUING REPRESENTATION AND WARRANTY. They will not do or cause to be done anything that would cause any representation or warranty in Section 3.1 of this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Glacier or FSB-Missoula.

      4.1.4 MAINTENANCE OF PROPERTIES. Each will maintain its respective properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

      4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Each will use its reasonable efforts to:

              (i)     Preserve its respective business organization.

              (ii) Retain the services of management and employees consistent with such program for consolidation of redundant employment positions resulting from the Mergers as will be developed in cooperation with Glacier.

              (iii) Preserve the goodwill of suppliers, customers and others with whom TFHC and FSB-Thompson Falls have business relations.

      4.1.6 SENIOR MANAGEMENT. Without prior consultation with Glacier or FSB-Missoula, neither TFHC nor FSB-Thompson Falls will make any change with respect to present management personnel having the rank of vice-president or higher.

      4.1.7 COMPENSATION. TFHC and FSB-Thompson Falls will not permit any increase in the current or deferred compensation payable or to become payable by TFHC or FSB-Thompson Falls to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with TFHC's and FSB-Thompson Falls's established policies with respect to the timing and amounts of such increments.

              Without the prior written approval of Glacier and FSB-Missoula, TFHC and FSB-Thompson Falls will not commit to, execute or deliver any employment agreement with any party not terminable without expense with two weeks notice.

      4.1.8 AUDITED FINANCIAL STATEMENTS. If required by the SEC or otherwise reasonably requested by Glacier, TFHC will cause to be conducted an audit of its consolidated financial statements, conducted by a firm registered with the PCAOB, that satisfies all applicable rules and regulations promulgated by the SEC in order for such audited financial statements to be included in the Form S-4 Registration Statement contemplated by Section 4.2 of this Agreement. All fees and costs associated with such audit will be paid by Glacier.

      4.1.9 UPDATE OF FINANCIAL STATEMENTS. TFHC will deliver unaudited balance sheets and related statements of income and shareholders' equity for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 15 days after each such month-end. The Subsequent TFHC Financial
              Statements:

              (i) will be prepared from the books and records of TFHC and its subsidiaries;

              (ii) will present fairly the financial position and operating results of TFHC and its subsidiaries at the times indicated and for the periods covered;

              (iii) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable; and

              (iv) will reflect all liabilities, contingent or otherwise, of TFHC and its Subsidiaries on the respective dates and for the respective periods covered, except for liabilities:
                      (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount. All contingent liabilities not recorded on the Subsequent TFHC Financial Statements will be disclosed in writing to Glacier.

      4.1.10 UPDATE SCHEDULES. From the date of this Agreement until Closing, TFHC will promptly revise and supplement the Schedules to this Agreement prepared by or on behalf of TFHC or its Subsidiaries to ensure that such Schedules remain accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such Schedules following the execution of this Agreement will not be deemed a modification of TFHC's or FSB-Thompson Falls's representations or warranties contained in this Agreement.

      4.1.11 ACQUISITION PROPOSAL. TFHC agrees that neither it nor any of its Subsidiaries will, and TFHC will direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of TFHC) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, TFHC or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. TFHC and its Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. TFHC will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1.11. TFHC will notify Glacier immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with TFHC or its Subsidiaries.

      4.1.12 STATUS OF TITLE/LEASEHOLD INTERESTS. No later than 15 days after the Execution Date, TFHC will provide Glacier with title reports for each FSB-Thompson Falls' Property, issued by Stewart Title (with regard to the Thompson Falls and Plains offices) and First American Title Corporation (with regard to the Dillon Property), or such other title insurance companies reasonably satisfactory to the parties. These title reports must show the current status of title to each such Property. Within 15 days after the date on which TFHC delivers all of the title reports to Glacier for its review, Glacier will inform TFHC in writing whether, and in what manner, it objects to any of the exceptions to title shown on any of the title reports. Glacier may not object to any item on the title reports that was also shown on the title policies delivered pursuant to Section 3.1.6(iv) unless set forth in Schedule 14. TFHC will, within 10 days of the date on which it receives the written notice of objection from Glacier, inform Glacier if there are any objections that it is unable to remove at or prior to Closing. TFHC will not, however, be obligated to remove exceptions that are non-monetary exceptions that do not interfere with the use of the properties as bank branch locations. At Closing, TFHC will provide Glacier with title policies issued with respect to each of the Properties, in an amount commensurate with the value of each such Property as agreed upon by Glacier and TFHC, dated as of the Effective Date, insuring fee title in Glacier or FSB-Missoula, as so designated by Glacier, and that each such Property is unencumbered by any Liens, other than Liens for taxes not yet delinquent and other exceptions to title as set forth in the title reports as approved by Glacier.

      4.1.13 DIRECTORS' AND OFFICERS' LIABILITY. Immediately prior to the Effective Date, TFHC will notify its directors' and officers' liability insurers of the Mergers and of all pending or, to the knowledge of its Executive Officers, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 6.5 of this Agreement and known to TFHC, or circumstances reasonably deemed by Glacier to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

      4.1.14 REVIEW OF LOANS. TFHC and FSB-Thompson Falls will permit Glacier to conduct an examination of FSB-Thompson Falls's loans to determine credit quality and the adequacy of FSB-Thompson Falls's ALLL. Glacier will have continued access to FSB-Thompson Falls's loans through Closing to update the examination. At Glacier's reasonable request, FSB-Thompson Falls will provide Glacier with current reports updating the information set forth in Schedule 10.

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

      4.1.15 CONDUCT OF GLACIER'S BUSINESS BEFORE CLOSING. Glacier and FSB-Missoula will:

              (i) provide TFHC with prompt written notice of any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Glacier and/or FSB-Missoula;

              (ii) conduct, and cause its Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by applicable federal and state laws; and

              (iii) maintain all books and records of it and its Subsidiaries, including all financial statements, in accordance with such accounting principles and practices consistent with those used for the Glacier Financial Statements, except for changes in such principles and practices required under GAAP.

4.2   REGISTRATION STATEMENT.

      4.2.1   PREPARATION OF REGISTRATION STATEMENT.

              (i) A Registration Statement on Form S-4 (together with any amendments or supplements, the "Registration Statement") will be filed by Glacier with the SEC under the Securities Act for registration of the Glacier Shares to be issued in the Holding Company Merger, and the parties will prepare a related prospectus/proxy statement ("Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to TFHC's shareholders.

              (ii) The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

              (iii) Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld. When the Registration Statement becomes effective, and at all times subsequent to such effectiveness (up to and including the date of the TFHC Meeting), all information set forth in the Registration Statement that is or to be furnished by or on behalf of Glacier relating to Glacier and by or on behalf of TFHC relating to TFHC, (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or necessary to make the statements in the Registration Statement not misleading; provided, however, that in no event will any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement where such statement or omission, as the case may be, was made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

              (iv) Glacier will pay all fees and costs associated with the preparation by Glacier's counsel (and other professional advisors) and the filing of the Registration

                      Statement. TFHC will pay all costs associated with its review and preparation of the Registration Statement and the Prospectus/Proxy. TFHC will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its shareholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

      4.2.2   SUBMISSION TO SHAREHOLDERS.

              (i) Glacier and TFHC will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

              (ii) TFHC will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a shareholders' meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement (such meeting and any adjournment or postponement thereof, the "TFHC Meeting"). The TFHC Meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to TFHC's shareholders without objection by applicable governmental authorities. TFHC's board of directors and officers will recommend approval of the Holding Company Merger to TFHC's shareholders.

4.3   AFFILIATE LETTERS.

      4.3.1 AFFILIATE LIST. Certain persons may be deemed "affiliates" of TFHC under Rule 145 of the Securities Act. Set forth in Schedule 15 is a list of names and addresses of TFHC's "affiliates" with respect to the Mergers within the meaning of Rule 145. Prior to when the Registration Statement is filed with the SEC, TFHC will deliver, or cause to be delivered, to Glacier a letter, dated as of the date of its delivery and in the form attached as Exhibit A, from each of these "affiliates" and from any additional person who becomes an "affiliate" before the Effective Date and after the Execution Date of this Agreement.

      4.3.2 RESTRICTIVE LEGENDS. Glacier will place a restrictive legend on all certificates representing Glacier Shares to be received by an "affiliate," so as to preclude their transfer or disposition in violation of the affiliate letters. Glacier will also instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with Rule 145.

4.4 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Glacier and FSB-Missoula will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Mergers. Glacier will provide copies of such applications for review by TFHC prior to their submission to the applicable regulatory authorities. These applications are expected to include:

              (i) An application (or request for waiver) to the Federal Reserve and related filings regarding the Holding Company Merger.

              (ii) An application to the Federal Reserve and Director and related filings regarding the Bank Merger.

              (iii) Filings and coordination with the offices of the Montana Director and Montana Secretary of State with respect to the Mergers.

4.5 PUBLIC ANNOUNCEMENTS. Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Mergers will occur upon, and be determined by, the mutual consent of TFHC and Glacier.

4.6 CONSENTS. Each party to this Agreement will use its best efforts to obtain the timely consent or approval of any Person whose consent or approval is required in order to permit Glacier, FSB-Missoula, TFHC and FSB-Thompson Falls to consummate the Mergers.

4.7 FURTHER ACTIONS. The parties to this Agreement will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Mergers promptly.

4.8   NOTICE. The parties will provide each other with prompt written notice of:

              (i) Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to them.

              (ii) The commencement of any proceeding against any one or more of them by or before any court or governmental agency that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to any one or more of them.

              (iii) In the case of TFHC and FSB-Thompson Falls only, acquisition of an ownership or leasehold interest in any real property (except as disclosed in Schedule 6), as specified in Section 4.1.2 of this Agreement.

4.9 CONFIDENTIALITY. Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) is required by law to be disclosed, (ii) becomes available to such party from other sources not bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or is disclosed in a legal action between the parties relating to the Mergers, or (iv) is or becomes public without fault of the subject party. If this Agreement is terminated or the Mergers otherwise fail to be consummated, each party to this Agreement will promptly (i) return to the other all confidential documents obtained from them; and
      (ii) not use or disclose any nonpublic information obtained under this Agreement or in connection with the Mergers.

4.10 UPDATE OF GLACIER FINANCIAL STATEMENTS. Glacier will make Subsequent Glacier Financial Statements available to TFHC by the earlier of: (1) five
      (5) days after Glacier prepares and issues them or (2) the date that such financial statements are filed with the SEC pursuant to Glacier's reporting obligations under the Exchange Act. The Subsequent Glacier Financial Statements will:

      (a) be prepared from the books and records of Glacier and its Subsidiaries;

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

      (b) present fairly the financial position and operating results of Glacier and its Subsidiaries at the times indicated and for the periods covered;

      (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

      (d) reflect all liabilities, contingent or otherwise, of Glacier on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.11  AVAILABILITY OF GLACIER'S BOOKS, RECORDS AND PROPERTIES.

      (a) Glacier will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to TFHC and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of loan or deposit balances and collateral receipts. Glacier will cooperate fully in any such inspection, audit, or direct verification procedures, and will make available all information reasonably required by or on behalf of Glacier.

      (b) At TFHC's request, Glacier will request any third parties involved in the preparation or review of (1) Glacier Financial Statements or (2) any audits of Glacier's operations, loan portfolios or other assets, to disclose to TFHC the work papers or any similar materials related to these items.

4.12 BLUE SKY FILINGS. Glacier will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals.

4.13 TAX TREATMENT. Neither Glacier and its Subsidiaries nor TFHC and its Subsidiaries will take or cause to be taken any action that would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.14 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers by October 31, 2005, and to otherwise enable consummation of the transactions contemplated by this Agreement.

                                   SECTION 5.
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of this Agreement, the Bank Merger Agreement and the Mergers by all appropriate regulatory agencies having jurisdiction with respect to the Mergers; provided, however, that no such consent or approval will have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Glacier, would deprive Glacier of the material economic or business benefits of the Mergers.

5.2 CONDITIONS TO OBLIGATIONS OF GLACIER AND FSB-MISSOULA. All obligations of Glacier and FSB-Missoula pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

      5.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of TFHC and FSB-Thompson Falls contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct as of such date. TFHC and FSB-Thompson Falls will have delivered to Glacier and FSB-Missoula their respective certificates to that effect, executed by a duly authorized officer of TFHC and dated as of Closing.

      5.2.2 COMPLIANCE. TFHC and FSB-Thompson Falls each will have performed and complied in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. TFHC and FSB-Thompson Falls will have delivered to Glacier and FSB-Missoula their respective certificates to that effect, executed by a duly authorized officer of TFHC and dated as of Closing.

      5.2.3 TRANSACTION FEES. TFHC Transaction Fees have not exceeded $50,000. "TFHC Transaction Fees" means all costs and expenses incurred by TFHC or owed or paid by TFHC to investment advisors, legal counsel, printers and other professional advisors in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Mergers, excluding, however, fees or costs paid or payable to TFHC's and FSB-Thompson Falls's accountants with regard to these Mergers, including any fees and costs incurred pursuant to Section 4.1.8 of this Agreement.

      5.2.4 TRANSACTION FEES STATEMENTS. TFHC has delivered to Glacier a statement, in a form reasonably satisfactory to Glacier, from each third party to whom TFHC has paid or owes TFHC Transaction Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the consummation of the Mergers. TFHC has delivered to Glacier its certificate, executed by a duly authorized officer of TFHC and dated as of Closing, stating the total TFHC Transaction Fees and certifying that TFHC is in compliance with Section 5.2.3 and this Section 5.2.4.

      5.2.5 NO MATERIAL ADVERSE EFFECT. Since December 31, 2004, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to TFHC or FSB-Thompson Falls.

      5.2.6 FINANCIAL CONDITION. The following will be true and the certificates of TFHC and FSB-Thompson Falls referred to in Section
              5.2.2 will so state:

              (i) In the opinion of the Executive Officers of Glacier, FSB-Missoula and FSB-Thompson Falls, FSB-Thompson Falls' ALLL is adequate to absorb FSB-Thompson Falls' anticipated loan losses, and such determination of adequacy will be made in consultation with Glacier and FSB-Missoula.

              (ii) The reserves set aside for any contingent liabilities of TFHC and FSB-Thompson Falls will be adequate to absorb all reasonably anticipated losses.

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

      5.2.7 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Mergers.

      5.2.8 EXECUTION OF ADDITIONAL AGREEMENT. The Bank Merger Agreement will have been executed and delivered to FSB-Missoula.

      5.2.9   REAL PROPERTY MATTERS.

              (i) Glacier has received all title insurance policies required under Section 4.1.12 (or irrevocable commitments by the title insurance company to issue such policies).

              (ii) TFHC or FSB-Thompson Falls, as the case may be, has executed, and Glacier has received, such deeds or other documents as are necessary to transfer title from TFHC or FSB-Thompson Falls, as the case may be, to Glacier or FSB-Missoula, as the case may be (or to indicate, as a matter of record, that the beneficial ownership of the Property has changed) to all Property owned by TFHC or FSB-Thompson Falls.

      5.2.10 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Mergers:

              (i)     The Boards of Directors of TFHC and FSB-Thompson Falls;

              (ii)    TFHC, as shareholder of FSB-Thompson Falls; and

              (iii)   The shareholders of TFHC.

      5.2.11 RESIGNATION OF DIRECTORS. The directors of TFHC and FSB-Thompson Falls will have tendered their written resignations from the Board of Directors of each respective company to be effective upon consummation of the Mergers.

      5.2.12 TAX OPINION. Glacier has, at Glacier's expense, obtained from Graham & Dunn PC and delivered to TFHC, an opinion addressed to TFHC and Glacier (in form and substance reasonably satisfactory to TFHC and its counsel, and subject to reasonable limitations, conditions and assumptions) substantially to the effect that:

              (i) The Merger will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

              (ii) A holder of TFHC Common Stock who receives both Glacier Shares and cash consideration in exchange for his or her shares of TFHC Common Stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by such shareholder in the exchange or the amount of cash received by such shareholder in the exchange. Any gain recognized by a shareholder who owns his or her shares of TFHC Common Stock as capital assets will be treated as capital gain, if the exchange is, with respect to such shareholder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of IRC Section 302(b).

                      The exchange will be "substantially disproportionate" with respect to a shareholder if the percentage of shares of outstanding Glacier Common Stock

                      (actually and constructively) owned by the shareholder immediately after the Holding Company Merger is less than 80% of the percentage of the outstanding shares of Glacier Common Stock (actually and constructively) owned by the shareholder immediately before the Holding Company Merger. For purposes of determining the percentage of the outstanding shares of Glacier Common Stock (actually and constructively) owned by the shareholder immediately before the Holding Company Merger, the shareholder is treated as if (1) all such shareholder's shares of TFHC Common Stock were first exchanged in the Holding Company Merger for shares of Glacier Common Stock, and (2) a portion of those shares of Glacier Common Stock were then redeemed for the cash actually received in the Holding Company Merger.

                      The exchange will be "not essentially equivalent to a dividend" with respect to a shareholder if the reduction in such shareholder's stock ownership is a "meaningful reduction," given his or her particular facts and circumstances. The Internal Revenue Service has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly and widely held corporation, and who exercises no control over the affairs of the corporation, will meet this test.

      5.2.13 AFFILIATE LETTERS. Glacier has received the affiliate list and letters specified in Section 4.3.1.

      5.2.14 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier Shares, and as described in Section 4.2, has become effective, and no stop-order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

      5.2.15 CASH PAID. The aggregate amount of the cash to be paid for Proposed Dissenting Shares will not exceed ten percent (10%) of the cash value of the Merger Consideration, as it may be adjusted under this Agreement. For purposes of this Section 5.2.15, the assumed cash value per Proposed Dissenting Share will be $3,000.00.

      5.2.16 NO CHANGE IN LOAN REVIEW. TFHC and FSB-Thompson Falls have provided to Glacier the reports reasonably requested by Glacier under Section 4.1.14, and neither these reports nor any examinations conducted by Glacier under Section 4.1.14 reveal a change in either: (i) the information set forth in Schedule 10 or
              (ii) information revealed during Glacier's previous examinations of the FSB-Thompson Falls's loans, which change constitutes a Material Adverse Effect.

      5.2.17  CONSENTS. TFHC has obtained the consents as indicated in Schedule
              3.

      5.2.18 RIGHT OF FIRST REFUSAL. With regard to the transaction contemplated by this Agreement, each shareholder of TFHC has waived his or her right of first refusal, as set forth in Section 7 of the Pre-Incorporation Agreement entered into in 1986 and in
              Article VI, Section 3 of the bylaws for TFHC.

5.3 CONDITIONS TO OBLIGATIONS OF TFHC AND FSB-THOMPSON FALLS. All obligations of TFHC and FSB-Thompson Falls pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

      5.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Glacier and FSB-Missoula contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct as of such date. Glacier and FSB-Missoula will have delivered to TFHC and FSB-Thompson Falls their respective certificates to that effect, executed by a duly authorized officer of Glacier and dated as of Closing.

      5.3.2 COMPLIANCE. Glacier and FSB-Missoula each will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. Glacier and FSB-Missoula will have delivered to TFHC and FSB-Thompson Falls their respective certificates to that effect, executed by a duly authorized officer of Glacier and dated as of Closing.

      5.3.3 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Mergers.

      5.3.4 NO MATERIAL ADVERSE EFFECT. Since December 31, 2004, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to Glacier or FSB-Missoula.

      5.3.5 TAX OPINION. The tax opinion specified in Section 5.2.12 has been delivered to TFHC.

      5.3.6 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Mergers:

              (i)     The Boards of Directors of Glacier and FSB-Missoula.

              (ii)    Glacier, as shareholder of FSB-Missoula.

      5.3.7 REGISTRATION STATEMENT. The Registration Statement will have become effective as specified in Section 5.2.14.

      5.3.8 BLUE SKY FILINGS. Glacier has received the state securities laws or "blue sky" permits and approvals specified in Section 4.12.

      5.3.9 EXECUTION OF ADDITIONAL AGREEMENT. FSB-Missoula will have executed and delivered the Bank Merger Agreement.

      5.3.10 PAYMENTS TO THE EXCHANGE AGENT. Glacier will have deposited the Merger Consideration with the Exchange Agent.

      5.3.11 APPOINTMENT TO MISSOULA BANK BOARD OF DIRECTORS. The board of directors of FSB-Missoula will have appointed Michael Baxter to serve as a director of FSB-Missoula, effective upon consummation of the Bank Merger.

      5.3.12 ASSUMPTION OF SALARY CONTINUATION AGREEMENTS AND SPLIT DOLLAR LIFE INSURANCE POLICIES. Glacier or FSB-Missoula will have assumed the salary continuation agreements, in effect as of the Execution Date, for Robert ("Skip") Baxter, Robert Fletcher, Daniel Whittenburg and Barbara Wooden and the Split Dollar Agreements for Messrs. Baxter and Fletcher.

                                   SECTION 6.
                        DIRECTORS, OFFICERS AND EMPLOYEES

6.1 CONTROLLING SHAREHOLDERS. As a condition to the execution of this Agreement, Robert ("Skip") Baxter and Robert Fletcher have entered into the written agreements described in Recital F on or before the Execution Date. Such agreements will take effect at the Effective Date. The parties will use their best efforts to negotiate and enter into consulting agreements for Messrs. Baxter and Fletcher prior to the Effective Date. Such consulting agreements will set forth the general terms of Messrs. Baxter's and Fletcher's on-going involvement with FSB-Missoula.

6.2 OFFICER'S EMPLOYMENT CONTRACT. At the Effective Date, the Employment Agreements described in Recital E will take effect.

6.3 FSB-MISSOULA BOARD OF DIRECTORS. From and after the Effective Date, the board of directors of FSB-Missoula will include the members of the board of directors of FSB-Missoula as constituted immediately prior to the Effective Date, together with Michael Baxter, who will hold office until his successor is elected and qualified.

6.4   EMPLOYEE BENEFIT ISSUES.

      6.4.1 COMPARABILITY OF BENEFITS. Glacier and FSB-Missoula intend that their current personnel policies will apply to any current employees of TFHC and FSB-Thompson Falls who are retained in the service of Glacier and FSB-Missoula after Closing. Such retained employees will be eligible to participate in all of the benefit plans of Glacier and FSB-Missoula that are generally available to similarly situated employees of Glacier and FSB-Missoula in accordance with and subject to the terms of such plans. Glacier and FSB-Missoula intend that, as soon as practicable after consummation of the Mergers, TFHC's and FSB-Thompson Falls' existing benefit plans will be terminated.

      6.4.2 TREATMENT OF PAST SERVICE. For purposes of such participation, current employees' prior service with TFHC and/or FSB-Thompson Falls will constitute prior service with Glacier and/or FSB-Missoula for purposes of determining eligibility and vesting (including but not limited to vacation time).

      6.4.3 SEVERANCE PAYMENTS. If individuals who are FSB-Thompson Falls employees as of the Execution Date are terminated within three months of the Effective Date as a result of a consolidation of staff functions, such employees will be entitled to receive the severance payment specified in Glacier's Severance Plan for Employees, as in effect at the time of such termination.

      6.4.4 EMPLOYEE BONUSES. For 2005, individuals who are FSB-Thompson Falls employees as of the Execution Date will be eligible to receive a bonus pursuant to FSB-Thompson Falls's bonus criteria in effect as of the Execution Date. On the Effective Date, the TFHC Financial Statements will reflect accruals for anticipated bonuses to be paid after Closing. Commencing in 2006, such employees who remain employed by FSB-Missoula will be eligible to participate in the bonus plans administered by FSB-Missoula's board of directors. Nothing in this Section 6.4.4 shall be construed as guaranteeing specific bonus payments for individual employees.

      6.4.5 NO CONTRACT CREATED. Except as provided in Section 6.2 of this Agreement, nothing in this Agreement will give any employee a right to continuing employment.

6.5   INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS. For a period of six
      (6) years from and after the Effective Date, Glacier will indemnify and defend each present and former director and officer of TFHC and FSB-Thompson Falls from and against any and all claims, losses, liabilities, judgments, fines, damages, costs, and expenses (including reasonable attorneys' fees) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of actions or omissions accruing at or prior to the Effective Date, including, without limitation, the Mergers contemplated by this Agreement, to the fullest extent that TFHC and/or FSB-Thompson Falls are permitted to indemnify (and advance expenses to) its directors and officers under applicable law and under their respective articles of incorporation or bylaws in effect at the date of this Agreement. Any determination required to be made with respect to whether an officer's or director's conduct complies with the standard set forth under TFHC's or FSB-Thompson Falls's Articles of Incorporation or bylaws will be made by independent counsel (which will not be counsel that provides any services to Glacier or any of its Subsidiaries) selected by Glacier and reasonably acceptable to such officer or director. For a period of six (6) years after the Effective Date, Glacier will use reasonable efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by Glacier with respect to claims arising from facts or events that occurred before the Effective Date.

                                   SECTION 7.
             TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1 TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur on or before January 31, 2006 (the "Termination Date"), either Glacier or TFHC may terminate this Agreement and the Mergers if both of the following conditions are satisfied:

      (a) the terminating party's board of directors decides to terminate by a majority vote of its members; and

      (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination.

7.2 OTHER GROUNDS FOR TERMINATION. This Agreement and the Mergers may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by TFHC's shareholders, unless otherwise provided) as follows:

      7.2.1 MUTUAL CONSENT. By mutual consent of TFHC and Glacier, if the boards of directors of each party agrees to terminate by a majority vote of its members.

      7.2.2 NO REGULATORY APPROVALS. By either party, if the regulatory approvals required by Section 5.1 are denied (or if any such required approval is conditioned on a substantial deviation from the Mergers); provided, however, that either party will have fifteen (15) business days following receipt of such denial to appeal the decision, and if such appeal is timely made, either party will have sixty (60) days to prosecute diligently and overturn such denial, and such other party may not terminate this Agreement pursuant to this Section 7.2.2 during such period of time.

      7.2.3 BREACH OF REPRESENTATION. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such thirty day period; provided, however, that neither party will have the right to terminate this Agreement pursuant to this
              Section 7.2.3 unless the breach of such representation or warranty, together with any other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 5.2.1 (in the case of a breach of a representation or warranty by TFHC) or Section
              5.3.1 (in the case of a breach of a representation or warranty by Glacier). In the event of termination pursuant to this Section 7.2.3, the terminating party will be entitled to receive from the other party the Termination Fee.

      7.2.4 BREACH OF COVENANT. By either party, (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such thirty day period. In the event of termination pursuant to this Section 7.2.4, the terminating party will be entitled to receive from the other party the Termination Fee; provided, however, that Glacier will not be entitled to collect the Termination Fee in the event of a breach of Section 4.1.12 of this Agreement caused by TFHC's inability (after good faith effort) to remove exceptions to title as provided for in that section.

      7.2.5 FAILURE TO RECOMMEND OR OBTAIN SHAREHOLDER APPROVAL. By Glacier (provided that Glacier is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), if (a) TFHC's Board of Directors (i) fails to recommend to its shareholders the approval of the Holding Company Merger or (ii) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to shareholders to approve the Holding Company Merger; or (b) regardless of whether TFHC's Board of Directors recommends to its shareholders the approval of the Holding Company Merger, TFHC's shareholders elect not to approve the Holding Company Merger.

      7.2.6 IMPRACTICABILITY. By either Glacier or TFHC, upon written notice given to the other party, if the board of directors of the party seeking termination under this Section 7.2.6 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Mergers have become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Montana to restrain or invalidate the Mergers or this Agreement.

      7.2.7 DISSENTING SHARES. By Glacier, if holders of 10% or more of the outstanding shares of TFHC Common Stock are Proposed Dissenting Shares.

7.3 TERMINATION FEE PAYABLE BY TFHC. Due to expenses, direct and indirect, incurred by Glacier in negotiating and executing this Agreement and in taking steps to effect the Mergers, TFHC will pay to Glacier $150,000 (the "Termination Fee"), if Glacier terminates this Agreement pursuant to Sections 7.2.3 (breach of representation) or 7.2.4 (breach of covenant). If the Termination Fee becomes payable pursuant to this Section 7.3, it will be payable on Glacier's demand and must be paid by TFHC within three business days following the date of Glacier's demand.

7.4 TERMINATION FEE PAYABLE BY GLACIER. Due to expenses, direct and indirect, incurred by TFHC in negotiating and executing this Agreement and in taking steps to effect the Mergers, Glacier will pay to TFHC the Termination Fee if TFHC terminates this Agreement pursuant to Sections 7.2.3 (breach of representation) or 7.2.4 (breach of covenant). If the Termination Fee becomes payable pursuant to this Section 7.4, it will be payable on TFHC's demand and must be paid by Glacier within three business days following the date of TFHC's demand.

7.5 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, except as provided in Sections 7.3 and 7.4, Glacier and TFHC will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party. The parties agree that the agreements herein with respect to the Termination are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

                                   SECTION 8.
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail or overnight Federal Express service, postage prepaid, addressed as follows:

      Glacier/FSB-Missoula                  Glacier Bancorp, Inc.
                                            49 Commons Loop
                                            Kalispell, Montana 59901
                                            Attn: Michael J. Blodnick, President
                                                  and CEO

      with a copy to:                       Kimberly F. Stephan, Esq.
                                            Graham & Dunn PC
                                            Pier 70
                                            2801 Alaskan Way Suite 300
                                            Seattle, Washington 98121-1128

      TFHC/FSB-Thompson Falls               Thompson Falls Holding Co.
                                            107 S. Fulton
                                            P.O. Box 3500
                                            Thompson Falls, Montana 59873
                                            Attn: Robert L. Fletcher, Vice
                                                  President and Legal Counsel

      or to such other address or person as any party may designate by written notice to the other.

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9 of this Agreement, Glacier or TFHC may grant waivers or extensions to the other party, but only through a written instrument executed by the President and CEO of the party granting the waiver or extension. Waivers or extensions that do not comply with the preceding sentence are not effective. In accordance with this
      Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

      (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

      (b)     compliance with any of the covenants of any other party; and

      (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (i) covers the entire understanding of the Parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the Parties or their respective duly authorized agents; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Section 4.9 (Confidentiality), Sections 7.3 and 7.4 (Termination-Related Fees),
      Section 7.5 (expense allocation), and Sections 8.3 through 8.8 will survive termination, and (2) the covenants and other agreements in this Agreement that impose duties or obligations on the parties following Closing, including without limitation, Section 6.5 (Indemnification), will survive Closing.

8.5 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Mergers, the substantially prevailing party in any such litigation will be entitled to reimbursement from the other party of its costs and expenses, including reasonable attorneys' fees.

8.6 ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees. Any arbitration or related proceedings will take place in Missoula County, Montana.

8.7 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Montana, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in Missoula County, Montana. Each party consents to and submits to the jurisdiction of any local state or federal court located in Missoula County, Montana.

8.8 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement will not be affected thereby, and each remaining term will continue to be valid and enforceable to the fullest extent permitted by law.

8.9 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

                                   SECTION 9.
                                   AMENDMENTS

      Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the boards of directors of the parties, whether before a or after the TFHC Meeting; provided, however, that after approval by TFHC's shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of TFHC without the further approval of such shareholders. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver.

                            [signatures on next page]

      This Plan and Agreement of Merger is dated as of the 14th day of July, 2005.

                                      GLACIER BANCORP, INC.

                                      By: /s/ Michael J. Blodnick
                                          --------------------------------------
                                          Michael J. Blodnick, President and CEO

                                      FIRST SECURITY BANK OF MISSOULA

                                      By: /s/ William L. Bouchee
                                          --------------------------------------
                                          William L. Bouchee, CEO

                                      THOMPSON FALLS HOLDING CO.

                                      By: /s/ Robert T. Baxter
                                          --------------------------------------
                                      Its: President

                                      FIRST STATE BANK

                                      By: /s/ Robert T. Baxter
                                          --------------------------------------
                                      Its: President/CEO

STATE OF MONTANA     )
                     ) ss.
COUNTY OF FLATHEAD   )

      On this 13th day of July, 2005, before me personally appeared Michael J. Blodnick, to me known to be the President and CEO of GLACIER BANCORP, INC., a corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

      IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                         /s/ LeeAnn Wardinsky
                                      ------------------------------------------
                                      NOTARY PUBLIC in and for the State of
                                      Montana, residing at Kalispell
                                      My Commission expires: 7-21-2007

STATE OF MONTANA    )
                    ) ss.
COUNTY OF MISSOULA  )

      On this 13th day of July, 2005, before me personally appeared William L. Bouchee, to me known to be the Chief Executive Officer of FIRST SECURITY BANK OF MISSOULA, a corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

      IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                         /s/ Cindy Good
                                      ------------------------------------------
                                      NOTARY PUBLIC in and for the State of
                                      Montana, residing at Missoula
                                      My Commission expires: 4-18-2007

STATE OF MONTANA  )
                  ) ss.
COUNTY OF SANDERS )

      On this 14th day of July, 2005, before me personally appeared Robert T. Baxter, to me known to be the President of THOMPSON FALLS HOLDING CO., a corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

      IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                          /s/ M.E. Taylor
                                      ------------------------------------------
                                      NOTARY PUBLIC in and for the State of
                                      Montana, residing at Thompson Falls
                                      My Commission expires: 02/04/2008

STATE OF MONTANA  )
                  ) ss.
COUNTY OF SANDERS )

      On this 14th day of July, 2005, before me personally appeared Robert T. Baxter, to me known to be the President/CEO of FIRST STATE BANK, a corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

      IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                          /s/ M.E. Taylor
                                      ------------------------------------------
                                      NOTARY PUBLIC in and for the State of
                                      Montana, residing at Thompson Falls
                                      My Commission expires: 02/04/2008

                                TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
DEFINITIONS.............................................................................................       2

SECTION 1. TERMS OF TRANSACTION.........................................................................       6

         1.1      Transaction...........................................................................       6
         1.2      Mergers...............................................................................       6
         1.3      Merger Consideration..................................................................       7
         1.4      Dillon Branch Additional Consideration................................................       7
         1.5      No Fractional Shares..................................................................       7
         1.6      Payment to Dissenting Shareholders....................................................       8
         1.7      Deposit of Cash and Shares............................................................       8
         1.8      Certificates..........................................................................       8

SECTION 2. CLOSING OF TRANSACTION.......................................................................       9

         2.1      Closing...............................................................................       9
         2.2      Events of Closing.....................................................................      10
         2.3      Place and Time of Closing.............................................................      10

SECTION 3. REPRESENTATIONS AND WARRANTIES...............................................................      10

         3.1      Representations and Warranties........................................................      10
         3.2      Representations and Warranties of Glacier and FSB-Missoula............................      17

SECTION 4. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING....................................................      21

         4.1      Conduct of TFHC's and FSB-Thompson Falls's Business Prior to Closing..................      21
         4.2      Registration Statement................................................................      26
         4.3      Affiliate Letters.....................................................................      27
         4.4      Submission to Regulatory Authorities..................................................      27
         4.5      Public Announcements..................................................................      28
         4.6      Consents..............................................................................      28
         4.7      Further Actions.......................................................................      28
         4.8      Notice................................................................................      28
         4.9      Confidentiality.......................................................................      28
         4.10     Update of Glacier Financial Statements................................................      28
         4.11     Availability of Glacier's Books, Records and Properties...............................      29
         4.12     Blue Sky Filings......................................................................      29
         4.13     Tax Treatment.........................................................................      29
         4.14     Best Efforts..........................................................................      29

SECTION 5. APPROVALS AND CONDITIONS.....................................................................      29

         5.1      Required Approvals....................................................................      29
         5.2      Conditions to Obligations of Glacier and FSB-Missoula.................................      29
         5.3      Conditions to Obligations of TFHC and FSB-Thompson Falls..............................      32

SECTION 6. DIRECTORS, OFFICERS AND EMPLOYEES............................................................      34

         6.1      Controlling Shareholders..............................................................      34
         6.2      Officer's Employment Contract.........................................................      34
         6.3      FSB-Missoula Board of Directors.......................................................      34
         6.4      Employee Benefit Issues...............................................................      34
         6.5      Indemnification of Directors and Executive Officers...................................      35

SECTION 7. TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION......................................      35

         7.1      Termination by Reason of Lapse of Time................................................      35
         7.2      Other Grounds for Termination.........................................................      35
         7.3      Termination Fee Payable By TFHC.......................................................      37
         7.4      Termination Fee Payable By Glacier....................................................      37
         7.5      Cost Allocation Upon Termination......................................................      37

SECTION 8. MISCELLANEOUS................................................................................      37

         8.1      Notices...............................................................................      37
         8.2      Waivers and Extensions................................................................      38
         8.3      Construction and Execution in Counterparts............................................      38
         8.4      Survival of Representations, Warranties, and Covenants................................      38
         8.5      Attorneys' Fees and Costs.............................................................      38
         8.6      Arbitration...........................................................................      38
         8.7      Governing Law and Venue...............................................................      39
         8.8      Severability..........................................................................      39
         8.9      No Assignment.........................................................................      39

SECTION 9. AMENDMENTS...................................................................................      39

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1      Merger Consideration

Schedule 2      Offices of FSB-Thompson Falls

Schedule 3      Third Party Consents Required by TFHC/FSB-Thompson Falls

Schedule 4      Obligations to Issue Stock - TFHC/FSB-Thompson Falls

Schedule 5      TFHC Subsidiaries

Schedule 6      TFHC Properties

Schedule 7      TFHC Environmental Matters

Schedule 8      Taxes - TFHC

Schedule 9      TFHC Material Contracts

Schedule 10     Asset Classification of FSB-Thompson Falls

Schedule 11     TFHC Litigation

Schedule 12     TFHC Insurance Policies

Schedule 13     TFHC Benefit Plans

Schedule 14     Title Policies

Schedule 15     TFHC Rule 145 Affiliates

EXHIBITS:

Exhibit A       Form of Affiliate Letter

                                                                      APPENDIX B

                                MONTANA STATUTES

                                    TITLE 35
                        CHAPTER 1. BUSINESS CORPORATIONS

        PART 8. MERGER, CONSOLIDATION, SHARE EXCHANGE, AND SALE OF ASSETS SECTIONS 35-1-826 THROUGH 35-1-839 - DISSENTERS RIGHTS

      35-1-826. DEFINITIONS. As used in 35-1-826 through 35-1-839, the following definitions apply:

      (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

      (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.

      35-1-827. RIGHT TO DISSENT. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

      (a) consummation of a plan of merger to which the corporation is a party if:

      (i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

      (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

      (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

      (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of the shares;

      (ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

      (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

      (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

      (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      35-1-828. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

      (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

      35-1-829. NOTICE OF DISSENTERS' RIGHTS. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

      (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

      35-1-830. NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

      (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (b) may not vote his shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection
(1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

      35-1-831. DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

      (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

      (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

      (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

      (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

      (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

      (e) be accompanied by a copy of 35-1-826 through 35-1-839.

      35-1-832. DUTY TO DEMAND PAYMENT. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

      35-1-833. SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

      (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      35-1-834. PAYMENT. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

      (2) The payment must be accompanied by:

      (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) a statement of the corporation's estimate of the fair value of the shares;

      (c) an explanation of how the interest was calculated;

      (d) a statement of the dissenter's right to demand payment under 35-1-837; and

      (e) a copy of 35-1-826 through 35-1-839.

      35-1-835. FAILURE TO TAKE ACTION. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

      35-1-836. AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

      35-1-837. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

      (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

      (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

      35-1-838. COURT ACTION. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

      (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment:

      (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

      (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

      35-1-839. COURT COSTS AND ATTORNEY FEES. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

      (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.